CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. REDACTED INFORMATION IS INDICATED BY [***].

Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

THIRD COAST BANCSHARES, INC.

LAWMAKER MERGER SUB, INC.

AND

HERITAGE BANCORP, INC.

Dated as of August 27, 2019

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is effective as of August 27, 2019, by and among Third Coast Bancshares, Inc., a Texas corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), with its principal offices in Humble, Texas (“TCB”), Lawmaker Merger Sub, Inc., a Texas corporation and wholly owned subsidiary of TCB (“Merger Sub”), and Heritage Bancorp, Inc., a Texas corporation and registered bank holding company under the BHCA (“HBI”). An index of defined terms is included in Section 10.12.

RECITALS

WHEREAS, HBI owns all of the capital stock of Heritage Bank, a Texas banking association with its principal office in Pearland, Texas (the “Bank”);

WHEREAS, TCB owns all of the capital stock of Third Coast Bank, SSB, a Texas state savings bank with its principal offices in Humble, Texas (“Third Coast Bank”);

WHEREAS, the board of directors of TCB (the “TCB Board”) and the board of directors of HBI (the “HBI Board”) have determined that it is advisable and in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for in this Agreement;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Merger Sub will merge with and into HBI, with HBI surviving the merger (the “Merger”) as a wholly owned subsidiary of TCB;

WHEREAS, immediately following, and in connection with, the Merger, TCB will cause HBI to be merged with and into TCB, with TCB surviving the merger (the “Second Step Merger” and together with the Merger, the “Integrated Mergers”), and immediately following the Second Step Merger, or at such later time as TCB may determine, TCB will cause the Bank to be merged with and into Third Coast Bank, with Third Coast Bank surviving the merger (the “Bank Merger”);

WHEREAS, it is intended that the Integrated Mergers together will be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder and that this Agreement and the merger agreement for the Second Step Merger, taken together, constitute and are hereby adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code and the applicable regulations; and

WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement and certain additional agreements related to the transactions contemplated hereby:

AGREEMENT

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth below, the parties, intending to be legally bound, undertake, promise, covenant and agree with each other as follows:

ARTICLE I

THE MERGER

Section 1.01 Merger of Merger Sub with and into HBI. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub will merge with and into HBI in accordance with the provisions of Chapter 10 of the Texas Business Organizations Code (the “TBOC”). HBI will be the surviving corporation in the Merger (the “Surviving Corporation”) and will continue its corporate existence under the TBOC as a wholly owned subsidiary of TCB. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

Section 1.02 Effects of the Merger. The Merger will have the effects set forth in Section 10.008 of the TBOC. The name of the Surviving Corporation will be “Heritage Bancorp, Inc.”

Section 1.03 Certificate of Formation and Bylaws. The certificate of formation and bylaws of HBI, as in effect immediately before the Effective Time, will be the certificate of formation and bylaws of the Surviving Corporation until thereafter changed or amended as provided by applicable Law.

Section 1.04 Directors and Officers. The directors and officers, respectively, of Merger Sub at the Effective Time will become the directors and officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of formation and bylaws of the Surviving Corporation or as otherwise provided by Law.

Section 1.05 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of TCB, HBI, Merger Sub or any holder of record of the following securities:

(a) Each share of common stock, par value $1.00 per share, of TCB (“TCB Stock”), outstanding prior to the Effective Time shall remain one validly issued, fully paid and nonassessable share of TCB Stock after the Effective Time.

(b) Except for the Cancelled Shares and Dissenting Shares, each share of common stock, par value $1.00 per share, of HBI (the “HBI Stock”) that is issued and outstanding immediately prior to the Effective Time (“HBI Stock Outstanding”) (i) that is held by a Qualified Shareholder shall cease to be outstanding and shall automatically be converted into and become the right to receive, without interest, a number of shares of TCB Common Stock equal to the quotient obtained by dividing the Stock Consideration by the HBI Stock Outstanding (the “Exchange Ratio”), and (ii) that is held by a Non-Qualified Shareholder shall cease to be outstanding and shall automatically be converted into and become the right to receive, without interest, an amount in cash equal to the product of $21.53 multiplied by the Exchange Ratio (the “Cash Consideration” and together with the Stock Consideration, the “Merger Consideration”).

(c) No certificates representing a fractional share shall be issued by TCB. In lieu of any fractional share, each holder of HBI Stock entitled to a fractional share, upon surrender of such shares of HBI Stock, shall be entitled to receive from TCB an amount in cash (without interest), payable in accordance with Section 1.06, rounded to the nearest cent, determined by multiplying the fractional share by $21.53.

(d) All shares of HBI Stock to be converted into the right to receive the Merger Consideration pursuant to this Section 1.05 shall no longer be outstanding and shall automatically be cancelled and cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of HBI Stock shall thereafter cease to have any rights with respect to such shares of HBI Stock, except the right to receive the Merger Consideration.

(e) Any shares of HBI Stock that are owned immediately prior to the Effective Time by HBI, TCB or their respective Subsidiaries (other than (i) shares of HBI Stock held, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties, and (ii) shares of HBI Stock held in respect of a debt previously contracted) shall be canceled and extinguished without any conversion thereof or consideration therefor (the “Cancelled Shares”).

(f) Each share of common stock, par value $0.01 per share (“Merger Sub Stock”), of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted automatically into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

(g) If, prior to the Effective Time, the outstanding shares of TCB Stock or HBI Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

Section 1.06 Exchange Procedures.

(a) Prior to the Effective Time, TCB shall appoint an exchange agent (the “Exchange Agent”) to act as the exchange agent hereunder.

(b) At or promptly after the Effective Time, TCB shall deposit with or make available to the Exchange Agent for exchange in accordance with this Section 1.06, the certificates or, at TCB’s option, evidence of shares in book entry form, representing the Stock Consideration, Cash Consideration and any cash payable in lieu of fractional shares (collectively, the “Exchange Fund”).

(c) No later than ten (10) Business Days after the Effective Time and subject to TCB’s receipt of a list of HBI’s shareholders in a format that is acceptable to the TCB, TCB shall, or shall cause the Exchange Agent to, mail to each holder of record immediately prior to the Effective Time of certificates (other than with respect to Cancelled Shares and Dissenting Shares) representing shares of HBI Stock (each, a “Certificate,” it being understood that any reference herein to a “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of HBI Stock), (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to each Certificate shall pass, only upon delivery of such Certificate (or an affidavit of loss in lieu of such Certificate and, if reasonably required by TCB or the Exchange Agent, the posting by such holder of HBI Stock of a bond in such amount as TCB may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate; provided, that the amount of such bond shall not exceed the amount of Merger Consideration to be received with respect to such Certificate) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent (the “Letter of Transmittal”), and (ii) instructions for use in surrendering each Certificate in exchange for the Merger Consideration, any cash in lieu of a fractional share of TCB Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to this Section 1.06. The HBI shareholders will be entitled to receive the Merger

Consideration only after receipt by the Exchange Agent of a properly completed Letter of Transmittal and Accredited Investor Questionnaire. If a Letter of Transmittal contains an error, is incomplete or is not accompanied by all appropriate Certificates, then the Exchange Agent will notify that HBI shareholder promptly of the need for further information or documentation. No HBI shareholder shall be entitled to receive any of the Merger Consideration until such shareholder properly completes an Accredited Investor Questionnaire that is true, correct and complete in all respects. Any shareholders that indicates that they that are a Non-Qualified Shareholder in an Accredited Investor Questionnaire, shall provide the Exchange Agent and/or TCB such additional information as reasonably requested in an order to enable TCB to make a determination as to whether such HBI shareholder is a Qualified Shareholder or Non-Qualified Shareholder.

(d) Within seven (7) Business Days after surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, or within ten (10) Business Days after the Effective Time for any uncertificated shares of HBI Stock held of record in book-entry form (subject to receipt of any customary tax documentation that may be reasonably requested by the Exchange Agent), the Exchange Agent shall deliver to such holder of HBI Stock the Merger Consideration and any cash in lieu of a fractional share of TCB Stock to be issued or paid in consideration therefor in respect of the shares of HBI Stock represented by such holder’s Certificate or Certificates, and each Certificate surrendered will be canceled. TCB may, at its option, deliver any shares of TCB Stock in book-entry form. Until so surrendered, each Certificate shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration and any cash in lieu of a fractional share of TCB Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with this Section 1.06, and any dividends or distributions to which such holder is entitled pursuant to this Section 1.06. Notwithstanding anything to the contrary herein, no Certificate or Certificates shall be deemed surrendered to the Exchange Agent prior to the Effective Time.

(e) No dividends or other distributions with respect to TCB Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of TCB Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this Section 1.06. However, upon surrender of such Certificate, the Merger Consideration, together with all such undelivered dividends or other distributions without interest, shall be delivered and paid with respect to each share represented by such Certificate. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Certificate in accordance with this Section 1.06, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions, if any, with a record date at or after the Effective Time that are payable with respect to the whole shares of TCB Stock issuable with respect to such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of TCB Stock issuable with respect to such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the TCB Stock issuable with respect to such Certificate.

(f) In the event of a transfer of ownership of a Certificate representing HBI Stock prior to the Effective Time that is not registered in the stock transfer records of HBI, the Merger Consideration and any cash in lieu of a fractional share of TCB Stock to be issued or paid in consideration therefor shall be issued or paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such HBI Stock shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a Person other than the registered holder of the Certificate or establish to the satisfaction of TCB and the Exchange Agent that the Tax has been paid or is not applicable.

(g) TCB and the Exchange Agent, as the case may be, shall be entitled to deduct and withhold, if necessary, from any consideration otherwise payable pursuant to this Agreement to any Person such amounts as TCB or the Exchange Agent, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld by TCB or the Exchange Agent, as the case may be, and remitted to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by TCB or the Exchange Agent, as the case may be.

(h) Any portion of the Exchange Fund that remains unclaimed by the shareholders of HBI at the expiration of six (6) months after the Effective Time shall be paid to TCB. In such event, any former shareholders of HBI who have not theretofore complied with this Section 1.06 shall thereafter look only to TCB with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the TCB Stock deliverable in respect of each share represented by a Certificate such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

(i) Any other provision of this Agreement notwithstanding, none of TCB, the Surviving Corporation or the Exchange Agent shall be liable to a holder of HBI Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

Section 1.07 Tax Treatment. For U.S. federal income Tax purposes, it is intended that the Integrated Mergers together be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement and the merger agreement for the Second Step Merger, shall constitute, and are hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g). From and after the date of this Agreement and until the Closing Date, each party hereto shall use its reasonable best efforts to cause the Integrated Mergers to so qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action not to be taken, which action or failure to act could reasonably be expected to prevent the Integrated Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 1.08 Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, TCB may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no material adverse federal or state income tax consequences to the holders of HBI Stock as a result of such modification (taken as a whole and not with respect to any individual holder), (ii) the after tax consideration to be paid to the holders of HBI Stock is not changed in kind or reduced in amount, and (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals or the Closing.

Section 1.09 Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, each share of HBI Stock that is outstanding immediately prior to the Effective Time and that is held by shareholders (“Dissenting Shares”) who have not voted such shares in favor of this Agreement, the Merger and the transactions contemplated hereby and who will have otherwise complied with the terms and provisions of Chapter 10, Subchapter H of the TBOC will be entitled to those rights and remedies set forth in Chapter 10, Subchapter H of the TBOC; but if a shareholder fails to perfect, withdraws or otherwise loses any such right or remedy granted by the TBOC, each such Dissenting Shares shall be deemed to have been converted into and to have become exchangeable for, the right to receive the Merger Consideration without any interest thereon in accordance with the provisions of this Article I.

Section 1.10 Second Step Merger. As soon as reasonably practicable following the Effective Time, in accordance with the TBOC, TCB shall cause the Surviving Corporation to be merged with and into TCB in the Second Step Merger, with TCB surviving the Second Step Merger and continuing its existence under the Laws of the State of Texas, and the separate corporate existence of the Surviving Corporation ceasing as of the Second Effective Time. In furtherance of the foregoing, TCB shall cause to be filed with each of the Texas Secretary of State, in accordance with the TBOC, a certificate of merger relating to the Second Step Merger (the “Second Certificate of Merger”). The Second Step Merger shall become effective as of the date and time specified in the Second Certificate of Merger (such date and time, the “Second Effective Time”). At and after the Second Effective Time, the Second Step Merger shall have the effects set forth in the applicable provisions of the TBOC.

Section 1.11 Treatment of Equity Awards. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any HBI Option, each HBI Option, whether vested or unvested, that is outstanding and unexercised immediately before the Effective Time (after giving effect to any HBI Options exercised immediately prior to the Effective Time) will cease, at the Effective Time, to represent a right to acquire shares of HBI Stock and will be converted at the Effective Time, without any action on the part of the holder of such HBI Option, into an option to purchase TCB Stock (a “Converted Stock Option”), on the same terms and conditions as were applicable under such HBI Option (but subject to and taking into account any required acceleration of vesting of such HBI Option pursuant to the terms of the applicable HBI Stock Plan as in effect on the date hereof without any further action by HBI). The number of shares of TCB Stock subject to each such Converted Stock Option will be equal to (a) the product (rounded up to the nearest whole share) obtained by multiplying (w) the number of shares of HBI Stock subject to the HBI Option immediately prior to the Effective Time by (x) the Exchange Ratio, and (b) such product, shall be rounded, as applicable, to the nearest whole share (with 0.50 being rounded upward). The exercise price of each such Converted Stock Option will be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (y) the exercise price per share of the HBI Option immediately prior to the Effective Time by (z) the Exchange Ratio. For the avoidance of doubt, the intent of this Section 1.11 is to convert an HBI Option into an option to acquire at an exercise price adjusted for the Exchange Ratio the same number of shares of TCB Stock that such holder of HBI Options would have received if such HBI Options had been exercised immediately prior to the consummation of the Merger.

Section 1.12 Bank Merger. Following the Second Step Merger, or at such later time as TCB may determine in its sole discretion, TCB will cause the Bank Merger on the terms and subject to the terms and conditions set forth in the Bank Merger Agreement attached hereto as Exhibit “A” (the “Bank Merger Agreement”). Third Coast Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of the Bank shall cease. The parties agree that the Bank Merger will become effective immediately after the Second Effective Time or at such later time as TCB may determine. Prior to or on the date of this Agreement, the board of directors each of Third Coast Bank and the Bank have approved the Bank Merger Agreement and Third Coast Bank and the Bank entered into the Bank Merger Agreement. In furtherance of the foregoing, the parties shall execute and cause to be filed applicable articles or certificates of merger and such other documents as are necessary to effectuate the Bank Merger.

ARTICLE II

THE CLOSING AND THE CLOSING DATE

Section 2.01 Time and Place of the Closing and Closing Date.

(a) On a date mutually acceptable to TCB and HBI within thirty (30) days after the receipt of all necessary regulatory, corporate and other approvals and the expiration of any mandatory waiting periods (the “Closing Date”), as may be extended by mutual agreement of the parties for a reasonable period to facilitate a closing on month-end in the event the parties so agree, a meeting will take place at which the parties to this Agreement will exchange certificates, letters and other documents in order to determine whether all of the conditions set forth in Article VII and Article VIII have been satisfied or waived or whether any condition exists that would permit a party to this Agreement to terminate this Agreement. If none of the foregoing conditions then exists or if no party elects to exercise any right it may have to terminate this Agreement, then the parties will execute such documents and instruments as may be necessary or appropriate in order to effect the Merger and the other transactions contemplated by this Agreement (the “Closing”).

(b) The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time specified in the certificate of merger (the “Certificate of Merger”), reflecting the Merger, filed with the Texas Secretary of State in accordance with the TBOC (the “Effective Time”). The parties will use their commercially reasonable efforts to cause the Effective Time to occur on the same date as the Closing Date, but in no event will the Effective Time occur more than one (1) day after the Closing Date.

(c) The Closing will take place at the offices of Norton Rose Fulbright US LLP, 2200 Ross Avenue, Suite 3600, Dallas, Texas 75201 at 10:00 a.m. on the Closing Date, or at such other time and place to which the parties may agree.

Section 2.02 Actions to be Taken at the Closing by HBI. At the Closing, HBI will execute and acknowledge, or cause to be executed and acknowledged, and deliver to TCB such documents and certificates contemplated to be delivered pursuant to this Agreement or reasonably necessary to evidence the transactions contemplated by this Agreement, including the following (all of such actions constituting conditions precedent to the obligations of TCB to close hereunder):

(a) True, correct and complete copies of HBI’s certificate of formation and all amendments thereto, duly certified as of a recent date by the Texas Secretary of State;

(b) True, correct and complete copies of the Bank’s certificate of formation and all amendments thereto, duly certified as of a recent date by the TDB;

(c) A certificate of account status, dated as of a recent date, issued by the Texas Comptroller of Public Accounts (the “TCPA”), duly certifying as to the good standing of HBI under the Laws of the State of Texas;

(d) A certificate of existence of the Bank, dated as of a recent date, issued by the TDB;

(e) A certificate, dated as of a recent date, issued by the Federal Deposit Insurance Corporation (the “FDIC”), duly certifying that the deposits of the Bank are insured by the FDIC pursuant to the Federal Deposit Insurance Act, as amended (the “FDIA”);

(f) A letter, dated as of a recent date, from the Federal Reserve Bank of Dallas, to the effect that HBI is a registered bank holding company under the BHCA;

(g) A certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of HBI, pursuant to which such officer will certify: (i) the due adoption by the HBI Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; (ii) the due adoption and approval by the shareholders of HBI of this Agreement; (iii) the incumbency and true signatures of those officers of HBI duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and other agreements and documents contemplated hereby and thereby; (iv) that the copy of the bylaws of HBI attached to such certificate is true and correct and such bylaws have not been amended except as reflected in such copy; and (v) a true and correct copy of the list of the holders of HBI Stock as of the Closing Date;

(h) A certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of the Bank, pursuant to which such officer will certify: (i) the due adoption by the board of directors of the Bank of corporate resolutions attached to such certificate authorizing the execution and delivery of the Bank Merger Agreement and the other agreements and documents contemplated thereby and the taking of all actions contemplated thereby; (ii) the due adoption by the sole shareholder of the Bank of resolutions authorizing the Bank Merger, the Bank Merger Agreement and the transactions contemplated by the Bank Merger Agreement, (iii) the incumbency and true signatures of those officers of the Bank duly authorized to act on its behalf in connection with the transactions contemplated by the Bank Merger Agreement and to execute and deliver the Bank Merger Agreement and the other agreements and documents contemplated hereby and thereby; and (iv) that the copy of the bylaws of the Bank attached to such certificate is true and correct and such bylaws have not been amended except as reflected in such copy;

(i) A certificate, dated as of the Closing Date, executed by the chief executive officer of HBI, pursuant to which HBI will certify that (i) HBI has satisfied the conditions set forth in Sections 8.01 and 8.02; and (ii) except as expressly permitted by this Agreement, there has been no Material Adverse Change with respect to HBI or any of its Subsidiaries, individually or in the aggregate since the date of this Agreement;

(j) All consents required from third parties to complete the transactions contemplated by this Agreement, including those listed on Confidential Schedule 2.02(j);

(k) All releases as required under Section 8.06;

(l) HBI shall have delivered to TCB a duly executed certificate in form and substance as prescribed by Treasury Regulations promulgated under Section 1445 of the Code, stating that HBI is not, and has not been, during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code; and

(m) All other documents required to be delivered to TCB under this Agreement, and all other documents, certificates and instruments as are reasonably requested by TCB or its counsel.

Section 2.03 Actions to be Taken at the Closing by TCB. At the Closing, TCB will execute and acknowledge, or cause to be executed and acknowledged, and deliver to HBI such documents and certificates contemplated to be delivered pursuant to this Agreement or reasonably necessary to evidence the transactions contemplated by this Agreement, including the following (all of such actions constituting conditions precedent to the obligations of HBI to close hereunder):

(a) True, correct and complete copies of TCB’s certificate of formation and all amendments thereto, duly certified as of a recent date by the Texas Secretary of State;

(b) A certificate of account status, dated as of a recent date, issued by the TCPA, duly certifying as to the good standing of TCB under the Laws of the State of Texas;

(c) A letter, dated as of a recent date, from the Federal Reserve Bank of Dallas, to the effect that TCB is a registered bank holding company under the BHCA;

(d) A certificate, dated as of the Closing Date, executed by the Corporate Secretary or other appropriate executive officer of TCB, pursuant to which such officer will certify: (i) the due adoption by the TCB Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby, and the taking of all actions contemplated hereby and thereby; (ii) the incumbency and true signatures of those officers of TCB duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and other agreements and documents contemplated hereby and thereby; and (iii) that the copy of the bylaws of TCB attached to such certificate is true and correct and such bylaws have not been amended except as reflected in such copy;

(e) A certificate, dated as of the Closing Date, executed by the secretary or other appropriate executive officer of Third Coast Bank, pursuant to which such officer will certify: (i) the due adoption by the board of directors of Third Coast Bank of corporate resolutions attached to such certificate authorizing the execution and delivery of the Bank Merger Agreement and the other agreements and documents contemplated thereby and the taking of all actions contemplated thereby; (ii) the incumbency and true signatures of those officers of Third Coast Bank duly authorized to act on its behalf in connection with the transactions contemplated by the Bank Merger Agreement and to execute and deliver the Bank Merger Agreement and the other agreements and documents contemplated thereby; and (iii) that the copy of the bylaws of Third Coast Bank attached to such certificate is true and correct and such bylaws have not been amended except as reflected in such copy;

(f) A certificate, dated as of the Closing Date, executed by the chief executive officer of TCB, pursuant to which TCB will certify that (i) TCB has satisfied the conditions set forth in Sections 7.01 and 7.02; and (ii) except as expressly permitted by this Agreement, there has been no Material Adverse Change with respect to TCB since the date of this Agreement;

(g) All consents required from third parties to complete the transactions contemplated by this Agreement, including those listed on Confidential Schedule 2.03(g); and

(h) All other documents required to be delivered to HBI by TCB or Merger Sub under this Agreement, and all other documents, certificates and instruments as are reasonably requested by HBI or its counsel.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF HBI

Except as disclosed in the disclosure schedules delivered by HBI to TCB prior to the execution hereof; provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the disclosure schedules as an exception to a representation or warranty shall not be deemed an admission by HBI that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Change, and (c) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced, and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, HBI hereby represents and warrants to TCB as follows:

Section 3.01 Organization and Qualification.

(a) HBI is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Texas and is a bank holding company registered under the BHCA. HBI has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement. True and complete copies of the certificate of formation and bylaws of HBI, as amended to date, have been made available to TCB. Except as set forth in Confidential Schedule 3.01(a), HBI does not own or control any Affiliate or Subsidiary, other than the Bank. The nature of the business of HBI and its activities do not require it to be qualified to do business in any jurisdiction other than the State of Texas. Except as set forth in Confidential Schedule 3.01(a), HBI has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, other than the Bank or as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by HBI has not been conducted through any other direct or indirect Subsidiary or Affiliate of HBI other than the Bank.

(b) The Bank is a Texas banking association, duly organized and validly existing under the Laws of the State of Texas and in good standing under the Laws of the State of Texas. The Bank has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the articles of association and bylaws of the Bank, as amended to date, have been made available to TCB. The Bank is an insured depository institution as defined in the FDIA and is a member of the Federal Reserve System (the “Federal Reserve”). Except as set forth in Confidential Schedule 3.01(b), the Bank does not own or control any Affiliate or Subsidiary. The nature of the business of the Bank does not require it to be qualified to do business in any jurisdiction other than the State of Texas. Except as set forth in Confidential Schedule 3.01(b), the Bank has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by the Bank has not been conducted through any other direct or indirect Subsidiary or Affiliate of the Bank.

Section 3.02 Authority; Execution and Delivery. HBI has the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the HBI Board. The HBI Board has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of HBI and its shareholders, has directed that this Agreement and the transactions contemplated hereby be submitted to HBI’s shareholders for adoption at a meeting of such shareholders with a recommendation from the HBI Board in favor of adoption and has adopted a resolution to the foregoing effect. HBI has taken all action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been, and the other agreements and documents contemplated hereby, have been or at Closing will be, duly executed by HBI, and each constitutes the legal, valid and binding obligation of HBI, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

Section 3.03 Capitalization.

(a) The entire authorized capital stock of HBI consists solely of 10,000,000 shares of HBI Stock, of which 2,660,084 shares are issued and outstanding and no shares are held as treasury stock. Except as set forth on Confidential Schedule 3.03, there are no (i) outstanding equity securities of any kind or character or (ii) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, HBI to purchase or otherwise acquire any security of or equity interest in HBI, obligating HBI to issue any shares of, restricting the transfer of or otherwise relating to shares of its capital stock of any class. All of the issued and outstanding shares of HBI Stock have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person. Such shares of HBI Stock have been issued in compliance with the securities Laws of the United States and the states in which such shares of HBI Stock were issued. There are no restrictions applicable to the payment of dividends on the shares of HBI Stock except pursuant to applicable Laws, and all dividends declared before the date of this Agreement have been paid.

(b) The entire authorized capital stock of the Bank consists solely of 110,000 shares of common stock, par value $5.00 per share, of the Bank (“Bank Stock”) of which 110,000 shares are issued and outstanding and no shares are held as treasury stock. There are no (i) outstanding equity securities of any kind or character or (ii) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, the Bank to purchase or otherwise acquire any security of or equity interest in the Bank, obligating the Bank to issue any shares of, restricting the transfer of or otherwise relating to shares of its capital stock of any class. All of the issued and outstanding shares of Bank Stock have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person. Such shares of Bank Stock have been issued in compliance with the securities Laws of the United States and the State of Texas. There are no restrictions applicable to the payment of dividends on the shares of Bank Stock except pursuant to applicable Laws, and all dividends declared before the date of this Agreement have been paid.

(c) HBI owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of its Subsidiaries, free and clear of any Liens whatsoever, and all such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to any Subsidiary of HBI that is an insured depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state Law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of HBI has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

Section 3.04 Compliance with Laws, Permits and Instruments.

(a) Except as set forth on Confidential Schedule 3.04(a), HBI and each of its Subsidiaries have in all material respects performed and abided by all obligations required to be performed by it to the date hereof, and have complied with, and is in compliance with, and is not in default (and with the giving of notice or the passage of time will not be in default) under, or in violation of, (i) any provision of the certificate of formation of HBI or any of its Subsidiaries, the bylaws or other governing documents of HBI or any of its Subsidiaries, as applicable (collectively, the “HBI Constituent Documents”), (ii) any material provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to HBI, the Bank or their respective assets, operations, properties or businesses, or (iii) any Law or Order of any Governmental Entity applicable to HBI or any of its Subsidiaries or their respective assets, operations, properties or businesses.

(b) Except as set forth on Confidential Schedule 3.04(b), the execution, delivery and performance (provided the required regulatory and shareholder approvals are obtained) of this Agreement and the other agreements contemplated hereby, and the completion of the transactions contemplated hereby and thereby will not conflict with, or result, by itself or with the giving of notice or the passage of time, in any violation of or default or loss of a benefit under, (i) the HBI Constituent Documents, (ii) any material mortgage, indenture, lease, contract, agreement or other instrument applicable to HBI or any of its Subsidiaries or their respective assets, operations, properties or businesses, or (iii) any Law or Order of any Governmental Entity applicable to HBI or any of its Subsidiaries or their respective assets, operations, properties or businesses.

Section 3.05 Financial Statements.

(a) HBI has furnished to TCB true and complete copies of (i) the audited consolidated balance sheets of HBI as of December 31, 2017 and 2018, the audited consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows of HBI for the years ended December 31, 2017 and 2018, and the unaudited consolidated balance sheet of HBI as of June 30, 2019, the unaudited consolidated statements of income and changes in shareholders’ equity of HBI for the six-month period ended June 30, 2019, and (ii) the audited balance sheets of the Bank as of December 31, 2017 and 2018, the audited statements of income, comprehensive income, changes in shareholders’ equity and cash flows of the Bank for the years ended December 31, 2017 and 2018, and the unaudited balance sheet of the Bank as of June 30, 2019, and the unaudited statements of income and changes in shareholders’ equity of the Bank for the six-month period ended June 30, 2019 (collectively, such financial statements listed in clause (i) and (ii) the “HBI Financial Statements”). The HBI Financial Statements (including the related notes) complied as to form, as of their respective dates, in all material respects with applicable accounting requirements, have been prepared according to generally accepted accounting principles of the United States (“GAAP”) applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto), fairly present, in all material respects, the consolidated financial condition of HBI and the Bank at the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end adjustments that were not material in amount or effect), and the accounting records underlying the HBI Financial Statements accurately and fairly reflect in all material respects the transactions of HBI. Except as set forth on Confidential Schedule 3.05(a), the HBI Financial Statements do not contain any items of extraordinary or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.

(b) HBI has furnished TCB with true and complete copies of Call Report of the Bank as of December 31, 2017 and 2018 and June 30, 2019 (the “Bank Call Reports”), for the Bank. The Bank Call Reports fairly present, in all material respects, the financial position of the Bank and the results of its operations at the date and for the period indicated in that Bank Call Report in conformity with the instructions to the Bank Call Report. The Bank Call Reports do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein. The Bank has calculated its allowance for loan losses in accordance with GAAP and regulatory accounting principles (“RAP”) as applied to banking institutions and in accordance with all applicable rules and regulations. The allowance for loan losses account for the Bank is, and as of the Closing Date will be, adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of the Bank.

Section 3.06 Undisclosed Liabilities. Neither HBI nor any of its Subsidiaries have liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, unfunded obligations under any employee benefit plan maintained by HBI or any of its Subsidiaries or liabilities for federal, state or local taxes or assessments) that would be required to be reflected on a balance sheet prepared in accordance with GAAP, except (a) as set forth on Confidential Schedule 3.06, (b) that are reflected in or disclosed in the appropriate HBI Financial Statements or Bank Call Reports, and (c) those liabilities and expenses incurred in the ordinary course of business and consistent with prudent business practices since the date of the latest balance sheets included in the HBI Financial Statements or the Bank Call Reports, respectively, and that are not, individually or in the aggregate, material to HBI and its Subsidiaries.

Section 3.07 Litigation.

(a) Except as set forth on Confidential Schedule 3.07, neither HBI nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of HBI, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against HBI or any of its Subsidiaries, nor to the Knowledge of HBI, is there any basis for any proceeding, claim or any action against HBI or any of its Subsidiaries. Except as set forth in Confidential Schedule 3.07, the amounts in controversy in each matter described on Confidential Schedule 3.07, and the costs and expenses of defense thereof (including attorneys’ fees) are fully covered by insurance, subject to the deductible set forth on Confidential Schedule 3.07 with respect to each matter and subject to the policy limits set forth on Confidential Schedule 3.07. There is no Order imposed upon HBI or any of its Subsidiaries or the assets or Property of HBI or any of its Subsidiaries that has resulted in, or is reasonably likely to result in, a Material Adverse Change as to HBI or any of its Subsidiaries.

(b) No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the Knowledge of HBI, threatened against HBI or any of its Subsidiaries that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by HBI or any of its Subsidiaries pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 3.08 Consents and Approvals. Except for prior approval of the Merger by each Governmental Entity having jurisdiction over HBI and its Subsidiaries, the requisite approval of the shareholders to be obtained by HBI and the consents of the third parties set forth in Confidential Schedule 3.04(b), no prior consent, approval or authorization of, or declaration, filing or registrations with, any person or Governmental Entity is required of HBI or any of its Subsidiaries in connection with the execution, delivery and performance by HBI of this Agreement and the transactions contemplated hereby or the resulting change in control of HBI and its Subsidiaries.

Section 3.09 Title to Assets. Confidential Schedule 3.09 sets forth a list of all existing deeds, leases and title insurance policies for all real property owned or leased by HBI or the Bank, including all other real estate, and all mortgages, deeds of trust, security agreements and other documents describing encumbrances to which such real property is subject, true and complete copies of which have been made available to TCB. Each of HBI and the Bank has good and marketable title to all of its assets and Properties, including all personal and intangible properties as reflected in the HBI Financial Statements or the Bank Call Reports or acquired subsequent thereto, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except (a) as described in Confidential Schedule 3.09, (b) as noted in the HBI Financial Statements or the Bank Call Reports, (c) statutory liens not yet delinquent, (d) consensual landlord liens, (e) encumbrances that do not materially impair the use thereof for the purpose for which they are held, (f) pledges of assets in the ordinary course of business to secure public funds deposits, and (g) those assets and properties disposed of for fair value in the ordinary course of business since the applicable dates of the HBI Financial Statements or the Bank Call Reports. At the time of Closing, each Property shall have full, free and uninterrupted access to and from all streets and rights of way adjacent to any Property, and HBI has no Knowledge of any fact or condition which would result in the termination or impairment of such access.

Section 3.10 Absence of Certain Changes or Events. Except as set forth on Confidential Schedule 3.10, since December 31, 2018, each of HBI and each of its Subsidiaries has conducted its business only in the ordinary course and has not:

(a) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except deposits taken and federal funds purchased and current liabilities for trade or business obligations, other than in the ordinary course of business and consistent with past practices and safe and sound banking practices;

(b) discharged or satisfied any Lien or paid any obligation or liability, whether absolute or contingent, due or to become due, other than in the ordinary course of business and consistent with past practices and safe and sound banking practices;

(c) increased the shares of HBI Stock or Bank Stock outstanding (other than as the result of the exercise of any stock option award (a “HBI Option”) that is outstanding as of the date of this Agreement under the Heritage Bancorp, Inc. Stock Option Plan (the “HBI Stock Plans”)) or its surplus (as calculated in accordance with the instructions to the Call Report), or declared or made any payment of dividends or other distribution to its shareholders, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

(d) issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

(e) acquired any capital stock or other equity securities or acquired any ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person);

(f) mortgaged, pledged or subjected to Lien any of its material property, business or assets, tangible or intangible, except (i) Permitted Encumbrances, (ii) pledges of assets to secure public fund deposits, and (iii) those assets and properties disposed of for fair value since the applicable dates of the HBI Financial Statements or the Bank Call Reports;

(g) sold, transferred, leased to others or otherwise disposed of any of its assets (except for assets disposed of for fair value) or canceled or compromised any debt or claim, or waived or released any right or claim, other than in the ordinary course of business and consistent with past business practices and prudent banking practices;

(h) terminated, canceled or surrendered, or received any notice of or threat of termination or cancellation of any contract, lease or other agreement or suffered any damage, destruction or loss which, individually or in the aggregate, may reasonably constitute a Material Adverse Change;

(i) disposed of, permitted to lapse, transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any license or Proprietary Right or modified any existing rights with respect thereto;

(j) other than annual increases in compensation consistent with past practices, made any change in the rate of compensation, commission, bonus, vesting or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees, except to the extent required by applicable Law;

(k) except for improvements or betterments relating to Properties, made any capital expenditures or capital additions or betterments in excess of an aggregate of $50,000;

(l) instituted, had instituted against it, settled or agreed to settle any litigation, action or proceeding prior to any court or Governmental Entity relating to its property;

(m) except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment, other than in the ordinary course of business and consistent with past business practices and prudent banking practices;

(n) entered into or given any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any Person, other than in the ordinary course of business and consistent with past business practices and prudent banking practices;

(o) sold, or disposed of, or otherwise divested itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

(p) made any, or acquiesced with any, change in any accounting methods, principles or practices except as required by GAAP or RAP;

(q) sold (provided, however, that payment at maturity is not deemed a sale) or purchased any investment securities in an aggregate amount of $100,000 or more;

(r) made, renewed, extended the maturity of, or altered any of the material terms of any loan to any single borrower and his related interests in excess of the principal amount of $500,000;

(s) renewed, extended the maturity of, or altered any of the terms of any loan classified by HBI as “special mention,” “substandard,” or “impaired” or other words of similar import;

(t) charged-off any loans or other evidences of indebtedness in excess of the principal amount of $10,000; or

(u) entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections (a) through (s) above.

Section 3.11 Leases, Contracts and Agreements.

(a) Confidential Schedule 3.11(a) sets forth a complete listing, as of June 30, 2019, of all contracts to which HBI or any of its Subsidiaries is a party (collectively, the “Listed Contracts”) that:

(i) relate to real property used by HBI or any of its Subsidiaries in its operations (such contracts being referred to herein as the “Leases”);

(ii) relate in any way to the assets or operations of HBI or any of its Subsidiaries and involves payments to or by HBI or any of its Subsidiaries of $50,000 or more during the term thereof;

(iii) contain any right of first refusal or option to purchase in favor of a third party;

(iv) limits the ability of HBI or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or that upon consummation of the Merger will restrict the ability of TCB or any of its Affiliates to engage in any line of business in which a bank holding company may lawfully engage;

(v) obligates HBI or its Subsidiaries (or, following the consummation of the transactions contemplated hereby, TCB and its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis, or that grants any Person other than HBI or any of its Subsidiaries “most favored nation” status or similar rights;

(vi) relates to the formation, creation or operation, management or control of any partnership, limited liability company, joint venture or other similar arrangement with any third parties;

(vii) relates to indebtedness of HBI or any of its Subsidiaries;

(viii) provides for potential indemnification payments by HBI or any of its Subsidiaries or the potential obligation of HBI or any of its Subsidiaries to repurchase loans;

(ix) is material to HBI’s and its Subsidiaries’ balance sheets or their financial conditions or results of operations;

(x) provides any rights to investors in HBI, including registration, preemptive or antidilution rights or rights to designate members of or observers to HBI’s or any of its Subsidiaries’ board of directors;

(xi) is a data processing/technology contract, software programming or licensing contract;

(xii) requires a consent to, waiver of or otherwise contains a provision relating to a “change of control,” or that would or would reasonably be expected to prevent, delay or impair the consummation of the transactions contemplated by this Agreement;

(xiii) limits the payment of dividends by the Bank or any other Subsidiary of HBI; or

(xiv) was otherwise not entered into in the ordinary course of business or that is material to HBI or any of its Subsidiaries or its financial condition or results of operations.

(b) For the purposes of this Agreement, the term “Listed Contracts” does not include (i) loans made by, (ii) unfunded loan commitments made by, (iii) letters of credit issued by, (iv) loan participations of, (v) Federal funds sold or purchased by, (vi) repurchase agreements made by, (vii) bankers acceptances of, or (viii) deposit liabilities of, HBI or the Bank.

(c) No participations or loans have been sold that have buy back, recourse or guaranty provisions that create contingent or direct liability to HBI or any of its Subsidiaries.

(d) True and correct copies of all such Listed Contracts, and all amendments thereto, have been furnished to TCB.

(e) Except as set forth on Confidential Schedule 3.11(e), all rent and other payments by HBI and each of its Subsidiaries under the Listed Contracts are current, there are no existing defaults by HBI or any of its Subsidiaries under the Listed Contracts and no termination, condition or other event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default by HBI or any of its Subsidiaries thereunder.

(f) Except as set forth on Confidential Schedule 3.11(f), since December 31, 2018, neither HBI nor any of its Subsidiaries has entered into any contracts of the type described under Sections 3.11(a)(i) – (xiv).

(g) (i) Each Listed Contract is valid and binding on HBI or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Change on HBI, (ii) HBI and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each Listed Contract, (iii) to the Knowledge of HBI, each third-party counterparty to each Listed Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such Listed Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Change on HBI, (iv) neither HBI nor any of its Subsidiaries has Knowledge of, or has received notice of, any violation of any Listed Contract by any of the other parties thereto, and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of HBI or any of its Subsidiaries, or to the knowledge of HBI, any other party thereto, of or under any such Listed Contract.

Section 3.12 Taxes.

(a) HBI and each of its Subsidiaries have duly and timely filed all Tax Returns that they were required to file under applicable Laws with the appropriate Governmental Entity. All such Tax Returns were correct and complete in all respects and have been prepared in compliance with all applicable Laws and all Taxes due and owing by HBI and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely and properly paid. Neither HBI nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has been made by an authority in a jurisdiction where HBI or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Other than Permitted Encumbrances, there are no Liens for Taxes upon any of the assets of HBI or any of its Subsidiaries.

(b) HBI and each of its Subsidiaries have collected or withheld and duly paid to the appropriate Governmental Entity all Taxes required to have been collected or withheld and so paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(c) There is no action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax liability of HBI or any of its Subsidiaries either (i) claimed or raised by any Governmental Entity in writing, or (ii) as to which HBI or any of its Subsidiaries has Knowledge based upon personal contact with any agent of such authority. To the Knowledge of HBI, no taxing authority has threatened to assess additional Taxes for any period for which Tax Returns have been filed.

(d) True and complete copies of the federal, state and local income Tax Returns of HBI and each of its Subsidiaries, as filed with the taxing authority for the years ended December 31, 2016, 2017, and 2018 have been furnished to TCB. Neither HBI nor any of its Subsidiaries have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension remains in effect.

(e) Neither HBI nor any of its Subsidiaries have been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(f) Neither HBI nor any of its Subsidiaries is a party to or bound by any tax allocation or sharing agreement, other than (i) those to which only HBI and its Subsidiaries are parties, or (ii) commercial business agreements, the principal purpose of which is not the allocation of Taxes.

(g) Neither HBI nor any of its Subsidiaries have (i) been a member of any group filing a consolidated federal income tax return (other than a group the common parent of which was HBI), nor (ii) any liability for the Taxes of any Person other than HBI and its Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), or as a transferee or successor, by contract or under Law.

(h) Neither HBI nor any of its Subsidiaries has participated in any reportable transaction or a transaction that is substantially similar to a listed transaction as defined under Sections 6707A, 6011, 6111 and 6112 of the Code and the Treasury Regulations promulgated thereunder.

(i) Neither HBI nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(j) Neither HBI nor any of its Subsidiaries received or sought a private letter ruling or gain recognition agreement with respect to Taxes.

(k) Neither HBI nor any of its Subsidiaries will be required to include any item of income in, nor will HBI or any of its Subsidiaries be required to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in HBI’s or any of its Subsidiaries’ method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date by HBI or any of its Subsidiaries; (iii) intercompany transaction or excess loss account of HBI or any of its Subsidiaries described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date by HBI or any of its Subsidiaries; (v) prepaid amount received on or prior to the Closing Date by HBI or any of its Subsidiaries; (vi) election under Section 108(i) of the Code; or (vii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date.

(l) Neither HBI nor any of its Subsidiaries have distributed stock of another Person or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(m) Confidential Schedule 3.12(m) lists and contains an accurate and complete description as to the United States federal and each state net operating and capital loss carryforwards for HBI and each of its Subsidiaries, that exist as of June 30, 2019, and no such net operating or capital loss carryforwards are subject to limitation under Sections 382, 383 or 384 of the Code or the Treasury Regulations, as of the Closing Date.

(n) Within the past three (3) years, the Internal Revenue Service (the “IRS”) has not challenged the interest deduction on any of HBI’s or any of its Subsidiaries’ debt on the basis that such debt constitutes equity for federal income tax purposes.

(o) The unpaid Taxes of HBI and each of its Subsidiaries (i) did not, as of June 30, 2019, exceed the current liability accruals for Taxes (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the HBI Financial Statements, and (ii) do not exceed such current liability accruals for Taxes (excluding reserves for deferred Taxes established to reflect timing differences between book and Tax income) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of HBI and its Subsidiaries in filing their respective Tax Returns.

(p) Neither HBI nor any of its Subsidiaries has taken any action or has Knowledge of any facts or circumstances that could reasonably be expected to prevent or impede the Integrated Mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.13 Insurance. Confidential Schedule 3.13 sets forth an accurate and complete list of all policies of insurance, including fidelity and bond insurance, relating to HBI and each of its Subsidiaries. All such policies (a) are valid, outstanding and enforceable according to their terms, subject to the Bankruptcy Exception, and (b) are presently in full force and effect, no notice has been received of the cancellation, or threatened or proposed cancellation, of any such policy and there are no unpaid premiums due thereon. Neither HBI nor any of its Subsidiaries is in default with respect to any such policy nor has HBI or any of its Subsidiaries failed to give any notice or present any claim thereunder in a due and timely fashion. Except as set forth on Confidential Schedule 3.13, neither HBI nor any of its Subsidiaries have been refused any insurance with respect to its assets or operations, nor has its insurance been limited by any insurance carrier to which HBI or any of its Subsidiaries have applied for any such insurance within the last two (2) years. Each property of HBI and each of its Subsidiaries is insured for an amount deemed adequate by HBI’s management, as applicable, against risks customarily insured against. There have been no claims under any fidelity bonds of HBI or any of its Subsidiaries within the last three (3) years, and HBI has no Knowledge of any facts that would form the basis of a claim under such bonds.

Section 3.14 No Material Adverse Change. There has not been any Material Adverse Change with regard to or affecting HBI or any of its Subsidiaries since December 31, 2018, nor has any event or condition occurred that has resulted, or is reasonably likely to result, in a Material Adverse Change on HBI or any of its Subsidiaries or that could materially affect HBI’s or any of its Subsidiaries’ ability to perform the transactions contemplated by this Agreement or the other agreements contemplated hereby.

Section 3.15 Proprietary Rights. Except as set forth on Confidential Schedule 3.15, each of HBI and its Subsidiaries has the unrestricted right and authority, and the Surviving Corporation and its Subsidiaries will have the unrestricted right and authority from and after the Effective Time, to use all patents, trademarks, copyrights, service marks, trade names or other intellectual property (“Proprietary Rights”) owned by them as is necessary to enable them to conduct and to continue to conduct all material phases of the businesses of HBI and its Subsidiaries in the manner presently conducted by them, and, to the Knowledge of HBI, such use does not, and will not, conflict with, infringe on or violate any patent, trademark, copyright, service mark, trade name or any other intellectual property right of any Person. There is no claim or action by any such Person pending, or to HBI’s Knowledge, threatened, with respect thereto. No third party has ever gained unauthorized access to any information technology networks controlled by and material to the operation of the business of HBI and its Subsidiaries.

Section 3.16 Transactions with Certain Persons and Entities. Except as set forth on Confidential Schedule 3.16 and excluding deposit liabilities, there are no outstanding amounts payable to or receivable from, or advances by HBI or any of its Subsidiaries to, and neither HBI nor any of its Subsidiaries is otherwise a creditor to, any director or executive officer of HBI or any of its Subsidiaries nor is HBI or any of its Subsidiaries a debtor to any such Person other than as part of the normal and customary terms of such person’s employment or service as a director of HBI or any of its Subsidiaries. Except as set forth on Confidential Schedule 3.16, neither HBI nor any of its Subsidiaries uses any asset owned by any shareholder or any present or former director or officer of HBI or any of its Subsidiaries, or any Affiliate thereof, in its operations (other than personal belongings of such officers and directors located in HBI’s or any of its Subsidiaries’ premises and not used in the operations of HBI or any of its Subsidiaries), nor to the Knowledge of HBI do any of such Persons own or have the right to use real property that is adjacent to property on which HBI’s or any of its Subsidiaries’ facilities are located. Except as set forth on Confidential Schedule 3.16 or Confidential Schedule 3.28(a), and excluding deposit liabilities, neither HBI nor any of its Subsidiaries is a party to any transaction or contract with any director or executive officer of HBI or any of its Subsidiaries.

Section 3.17 Evidences of Indebtedness. All evidences of indebtedness and Leases included in the HBI Financial Statements are the legal, valid and binding obligations of the respective obligors thereof, enforceable in accordance with their respective terms, subject to the Bankruptcy Exception, and are not subject to any known or threatened defenses, offsets or counterclaims that may be asserted against HBI or any of its Subsidiaries or the present holder thereof. The credit files of HBI and the Bank contain all material information (excluding general, local or national industry, economic or similar conditions) known to HBI that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectability of the loan portfolio of HBI or the Bank (including loans that will be outstanding if any of them advances funds they are obligated to advance). HBI and the Bank have disclosed all of the special mention, substandard, impaired, doubtful, loss, nonperforming or problem loans of HBI and the Bank on the internal watch list of HBI or the Bank, a copy of which as of June 30, 2019, has been provided to TCB. Neither HBI nor the Bank is aware of, nor has HBI or the Bank received notice of, any past or present conditions, events, activities, practices or incidents that may result in a violation of any Environmental Law with respect to any real property securing any indebtedness reflected as an asset of HBI. With respect to any loan or other evidence of indebtedness all or a portion of which has been sold to or guaranteed by any Governmental Entity, including the Small Business Administration, each of such loans was made in compliance and conformity with all relevant Laws such that such Governmental Entity’s guaranty of such loan is effective during the term of such loan in all material respects. Notwithstanding anything to the contrary contained in this Section 3.17, no representation or warranty is being made as to the sufficiency of collateral securing, or the collectability of, the loans of the Bank; provided, however, that to Knowledge of HBI, except as disclosed in the HBI Financial Statements, no loan of the Bank is impaired and there is no impairment of the fair value of any collateral securing any loan of the Bank.

Section 3.18 Condition of Assets. All tangible assets used by HBI and each of its Subsidiaries are in good operating condition, ordinary wear and tear excepted, and conform in all material respects with all applicable ordinances, regulations, zoning and other Laws, whether federal, state or local. None of HBI’s or any of its Subsidiaries’ premises or equipment is in need of maintenance or repairs other than ordinary routine maintenance and repairs that are not material in nature or cost.

Section 3.19 Environmental Compliance.

(a) HBI and each of its Subsidiaries, operations and Properties are in material compliance with all Environmental Laws. HBI is not aware of, nor has HBI or any of its Subsidiaries received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the material compliance of HBI or any of its Subsidiaries with all Environmental Laws.

(b) HBI and each of its Subsidiaries have obtained all permits, licenses and authorizations that are required by it under all Environmental Laws, all such permits are in full force and effect, there exists no basis for revocation or suspension of the permits, and the permits will not be affected by the transactions contemplated herein.

(c) No Hazardous Materials exist on, about or within any of the Properties, nor to the Knowledge of HBI has any Hazardous Materials previously existed on, under, about or within or have been used, generated, stored, transported, disposed of, on or released from any of the Properties, except in normal quantities used in the normal course of business as office or cleaning supplies without release to the environment. The use that HBI and each of its Subsidiaries makes and intends to make of the Properties will not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Material on, in or from any of the Properties, except in normal quantities used in the normal course of business as office or cleaning supplies without release to the environment.

(d) There is no action, suit, proceeding, investigation, or inquiry by any Governmental Entity pending, or to HBI’s Knowledge threatened, against HBI, any of its Subsidiaries or, to HBI’s Knowledge, pending or threatened against any other Person in connection with any Property, arising in any way under any Environmental Law. Neither HBI nor any of its Subsidiaries have any liability for remedial action under any Environmental Law. Neither HBI nor any of its Subsidiaries received any request for information by any Governmental Entity with respect to the condition, use or operation of any of the Properties nor has HBI or any of its Subsidiaries received any notice of any kind from any Governmental Entity or other Person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law.

(e) No Hazardous Materials have been disposed of on, or released to, or from, any of the Properties, and no Hazardous Materials are present in or on the soil, sediments, surface water or ground water on, under, or migrating from any of the Properties in concentrations that would give rise to an obligation to conduct a remedial action pursuant to Environmental Laws.

(f) Except as listed on Confidential Schedule 3.19, none of the following exists at any property or facility owned or operated by HBI or any of its Subsidiaries: (i) under or above-ground storage tanks, (ii) asbestos containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls or urea formaldehyde, or (iv) landfills, surface impoundments, or disposal areas.

(g) None of the properties currently owned or operated by HBI or any of its Subsidiaries is encumbered by a Lien arising or imposed under any Environmental Law.

(h) The transactions contemplated by this Agreement will not result in any liabilities for site investigation or cleanup, or require the consent of any Person, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws.

(i) Neither HBI nor any of its Subsidiaries, either expressly or by operation of law, has assumed or undertaken any obligation, including any obligation for remedial action, of any other Person under any Environmental Law.

(j) HBI has provided TCB with copies of reports in its possession discussing the environmental condition of any Property and any violations of Environmental Law relating to any Property.

Section 3.20 Regulatory Compliance. All reports, records, registrations, statements, notices and other documents or information required to be filed by HBI and any of its Subsidiaries with any Regulatory Agency, including, but not limited to, the Federal Reserve, FDIC and the TDB, have been duly and timely filed and all information and data contained in such reports, records or other documents are true, accurate, correct and complete in all material respects. None of HBI or any of its Subsidiaries is or has been within the last five (5) years subject to any commitment letter, memorandum of understanding, cease and desist Order, written agreement or other formal or informal administrative action with any such regulatory bodies, and HBI and each of its Subsidiaries are in full compliance with the requirements of any such commitment letter, memorandum of understanding, cease and desist Order, written agreement or other formal or informal administrative action, and there are no actions or proceedings pending, or to HBI’s Knowledge, threatened against HBI or any of its Subsidiaries by or before any such regulatory bodies or any other nation, state or subdivision thereof, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government. Except for examinations conducted by bank regulatory agencies in the ordinary course of business, no Regulatory Agency has initiated any proceeding or, to HBI’s Knowledge, investigation into the business or operations of HBI or any of its Subsidiaries. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of HBI or the Bank. HBI is “well-capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)) and “well managed” (as that term is defined is 12 C.F.R. § 225.2(s)). The Bank is an “eligible depository institution” (as that term is defined in 12 C.F.R. § 303.2(r)).

Section 3.21 Absence of Certain Business Practices. Neither HBI nor any of its Subsidiaries or any officer, employee or agent of HBI or any of its Subsidiaries, or any other Person acting on their behalf, has, directly or indirectly, within the past ten (10) years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of HBI or any of its Subsidiaries (or assist HBI or any of its Subsidiaries in connection with any actual or proposed transaction) that (a) could reasonably be expected to subject HBI or any of its Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) if not given in the past, could reasonably be expected to have resulted in a Material Adverse Change, or (c) if not continued in the future could reasonably be expected to result in a Material Adverse Change or subject HBI or any of its Subsidiaries to suit or penalty in any private or governmental litigation or proceeding.

Section 3.22 Books and Records. The minute books, stock certificate books and stock transfer ledgers of HBI and each of its Subsidiaries (a) have been kept accurately in the ordinary course of business, (b) are complete and correct in all material respects, (c) the transactions entered therein represent bona fide transactions, and (d) do not fail to reflect transactions involving the business of HBI or any of its Subsidiaries that properly should have been set forth therein and that have not been accurately so set forth.

Section 3.23 Forms of Instruments, Etc. HBI has made, and will make, available to TCB copies of all standard forms of notes, mortgages, deeds of trust and other routine documents of a like nature used on a regular and recurring basis by HBI and its Subsidiaries in the ordinary course of its business.

Section 3.24 Fiduciary Responsibilities. HBI and each of its Subsidiaries have performed in all material respects all of its duties as a trustee, custodian, guardian or as an escrow agent in a manner that complies in all material respects with all applicable Laws, regulations, Orders, agreements, instruments and common law standards.

Section 3.25 Guaranties. Except as set forth on Confidential Schedule 3.25, according to prudent business practices and in compliance with applicable Law, neither HBI nor any of its Subsidiaries have guaranteed the obligations or liabilities of any other Person.

Section 3.26 Voting Trust, Voting Agreements or Shareholders’ Agreements. There is no existing voting trust, voting agreement, shareholders’ agreement or similar arrangement relating to a right of first refusal with respect to the purchase, sale or voting of any shares of HBI Stock or Bank Stock.

Section 3.27 Employee Relationships.

(a) HBI and each of its Subsidiaries have complied in all material respects with all applicable Laws relating to its relationships with their employees, and HBI believes that the relationships between HBI’s and each of its Subsidiaries’ employees are good. To the Knowledge of HBI, no executive officer or manager of any of the operations of HBI or any of its Subsidiaries or of any group of employees of HBI or any of its Subsidiaries have any present plans to terminate their employment with HBI or any of its Subsidiaries. Except as set forth on Confidential Schedule 3.27(a), HBI is not a party to any oral or written contracts or agreements granting benefits or rights to employees or any collective bargaining agreement or to any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency that requires equal employment opportunities or affirmative action in employment. There are no unfair labor practice complaints pending against HBI or any of its Subsidiaries before the National Labor Relations Board and no similar claims pending before any similar state or local or foreign agency. There is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of HBI or any of its Subsidiaries, nor of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any such employees. HBI and each of its Subsidiaries is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither HBI nor any of its Subsidiaries is engaged in any unfair labor practice.

(b) Set forth on Confidential Schedules 3.27(b) is a complete and correct list of all employment agreements between HBI or any of its Subsidiaries and any employee of HBI or any of its Subsidiaries. True and correct copies of all employment agreements and all amendments thereto, have been furnished to TCB.

Section 3.28 Employee Benefit Plans.

(a) Set forth on Confidential Schedules 3.27(a) and 3.28(a) is a complete and correct list of all “employee benefit plans” (as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all multiple employer and “multiemployer plans” (as defined in the Code or ERISA), all specified fringe benefit plans as defined in Code § 6039D, and all other bonus, incentive, compensation, deferred compensation, profit sharing, stock option, phantom stock, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan or any other similar plan, agreement, policy or understanding (written or oral, qualified or nonqualified, currently effective or terminated), and any trust, escrow or other agreement related thereto (the “Employee Plans”), which (i) are sponsored, maintained, or contributed to, by HBI and any of its Subsidiaries, or with respect to which HBI and any of its Subsidiaries has or could reasonably be expected to have any liability thereunder, and (ii) provide benefits, or describe policies or procedures applicable to, or for the welfare of, any current of former officer, director, independent contractor, employee, or service provider of HBI or any of its Subsidiaries, or the dependents or spouses of any such Person, regardless of whether funded. Except as set forth on Confidential Schedule 3.28(a), true, accurate and complete copies of the documents comprising each Employee Plan, or, in the case of each unwritten Employee Plan, a written description thereof, including, to the extent applicable each award agreement, trust, funding arrangements (including all annuity contracts, insurance contracts, and other funding instruments), the most current determination letter issued by the Internal Revenue Service, Form 5500 Annual Reports (including all schedules and attachments) for the three most recent plan years, documents, records, policies, procedures or other materials related thereto, have been delivered to TCB and are included and specifically identified in Confidential Schedule 3.28(a). No unwritten amendment exists with respect to any written Employee Plan.

(b) Except as set forth on Confidential Schedule 3.28(b), no Employee Plan is a defined benefit plan within the meaning of ERISA §3(35) or is otherwise subject to ERISA Title IV, and neither HBI nor any of its Subsidiaries has ever sponsored or otherwise maintained such a plan.

(c) Except as set forth on Confidential Schedule 3.28(c), there have been no prohibited transactions (as defined in Code §4975(c)(1)), breaches of fiduciary duty or any other breaches or violations of any Law applicable to the Employee Plans that would directly or indirectly subject HBI, any of its Subsidiaries or any Employee Plan to any taxes, penalties, or other liabilities (any liability arising from any indemnification agreement or policy), except to the extent that HBI, any of its Subsidiaries or any Employee Plan sponsored by HBI or any of its Subsidiaries is involved in such transaction or breach. Each Employee Plan that is intended to be qualified under Code §401(a) has a current favorable determination or opinion letter that covers all existing amendments up to and including all changes required by the most recent IRS Cumulative List of Changes applicable to the Employee Plan and has no obligation to adopt any amendments for which the remedial amendment period under Code §401(b) has expired and HBI is not aware of any circumstances likely to result in revocation of any such favorable determination or opinion letter. Each such Employee Plan is so qualified and has been operated in compliance with applicable Law and its terms, any related trust is exempt from federal income tax under Code §501(a) and no event has occurred that will or reasonably could result in the loss of such tax exemption or to liability for any tax under Code §511. There are no pending claims, lawsuits or actions relating to any Employee Plan (other than ordinary course claims for benefits) and, to HBI’s Knowledge, none are threatened, except to the extent that HBI, any of its Subsidiaries, or any Employee Plan sponsored by HBI or any of its Subsidiaries is involved in such transaction. Neither HBI nor any of its Subsidiaries provides benefits to any employee or dependent of such employee of HBI or any of its Subsidiaries after the employee terminates employment other than as disclosed in this Agreement or any schedule hereto or as required by Law. No written or oral representations have been made by or on behalf of HBI or any of its Subsidiaries to any employee or former employee of HBI or any of its Subsidiaries promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage or any other welfare benefit (as defined in ERISA §3(1)) for any period of time beyond the end of the current plan year (except to the extent of coverage required under Code §4980B). Compliance with FAS 106 would not create any material change to the HBI Financial Statements. The completion of the transactions contemplated by this Agreement will not cause a termination or partial termination, or otherwise accelerate the time of payment, exercise, or vesting, or increase the amount of compensation due to any current or former employee, officer or director of HBI or any of its Subsidiaries except (i) as required by the terms of any Employee Plan provided to TCB or by applicable Law in connection with a qualified plan, (ii) as contemplated by this Agreement, or (iii) except as identified on Confidential Schedule 3.28(c). There are no surrender charges, penalties, or other costs or fees that would be imposed by any Person against HBI or any of its Subsidiaries, an Employee Plan, or any other Person, including an Employee Plan participant or beneficiary, as a result of the hypothetical liquidation as of the Closing Date of any insurance, annuity, or investment contracts or any other similar investment held by any Employee Plan.

(d) The execution, delivery and performance by HBI of its obligations under the transactions contemplated by this Agreement and/or the approval of HBI’s shareholders of the Merger (whether alone or in connection with any subsequent event(s)), will not result in any payments or benefits which would not be deductible pursuant to Code §280G.

(e) All contributions to any Employee Plan (including, without limitation, all employer contributions, employee salary reduction contributions and all premiums or other payments (other than claims)) that are due and payable by HBI or any of its Subsidiaries on or before the Closing Date have been timely paid to or made with respect to each Employee Plan and, to the extent not presently payable, appropriate reserves have been established for the payment and properly accrued in accordance with GAAP.

(f) No participant, beneficiary or non-participating employee has been denied any benefit due or to become due under any Employee Plan. Neither HBI nor any of its Subsidiaries has misled any person as to his or her rights under any Employee Plan. All obligations required to be performed by HBI and any of its Subsidiaries under any Employee Plan have been performed in all material respects and neither HBI nor any of its Subsidiaries is in default under or in violation of any provision of any Employee Plan. No event has occurred that would constitute grounds for an enforcement action by any party against HBI, any of its Subsidiaries or any fiduciary of any Employee Plan under part 5 of Title I of ERISA under any Employee Plan.

(g) With respect to each “employee benefit plan” (as defined in ERISA) maintained or contributed to or required to be contributed to, currently or within the last six years, by any corporation or trade or business, the employees of which, together with the employees of HBI and each of its Subsidiaries, are required to be treated as employed by a single employer under any of the rules contained in ERISA or Code §414 (the “Controlled Group Plans”):

(i) All Controlled Group Plans that are “group health plans” (as defined in Code §5000(b)(1) and ERISA §733(a)) have been operated up to the Closing in a manner so as to not subject HBI or any of its Subsidiaries to any liability under Code §4980B or §4980D;

(ii) Except as set forth on Confidential Schedule 3.28(g), there is no Controlled Group Plan that is a “multiple employer plan” or “multiemployer plan” (as either such term is defined in ERISA), nor has there been any such plan under which HBI or any of its Subsidiaries had any liability in the last 5 years (or would have had liability if notice had been given); and

(iii) Except as set forth on Confidential Schedule 3.27(a) or Confidential Schedule 3.28(g), each Employee Plan that provides (or has provided within the past 5 years) for health, dental, vision, life, disability or similar coverage is covered by one or more third-party insurance policies and neither HBI nor any of its Subsidiaries is liable for self-insuring any such claims.

Each such Controlled Group Plan is included in the listing of Employee Plans on Confidential Schedule 3.28(a).

(h) Except as set forth on Confidential Schedule 3.28(h), all Employee Plan documents, annual reports or returns, audited, compiled or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Employee Plans are correct, complete, and current in all material respects, have been timely filed or distributed to the extent required by Law.

(i) Except as set forth on Confidential Schedule 3.28(i), no Employee Plan holds any stock or other securities of HBI or any of its Subsidiaries or provides the opportunity for the grant, purchase or contribution of any such security.

(j) Except as provided in Confidential Schedule 3.28(j), HBI or any of its Subsidiaries may, at any time amend or terminate any Employee Plan that it sponsors or maintains and may withdraw from any Employee Plan to which it contributes (but does not sponsor or maintain), without obtaining the consent of any third party, other than an insurance company in the case of any benefit underwritten by an insurance company, and without incurring liability except for unpaid premiums or contributions due for the pay period that includes the effective date of such amendment, withdrawal or termination.

(k) Each Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Code §409A(d)(1) (a “Nonqualified Deferred Compensation Plan”) subject to Code §409A has (i) been maintained and operated since January 1, 2005 (or, if later, from its inception) in good faith compliance with Code §409A of the Code and all applicable IRS regulations promulgated thereunder and, as to any such plan in existence prior to January 1, 2005, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004, or has been amended in a manner that conforms with the requirements of Code §409A, and (ii) since

January 1, 2011, been materially in documentary and operational compliance with Code §409A and all applicable IRS guidance promulgated thereunder. No additional tax under Code §409A(a)(1)(B) has been or is reasonably expected to be incurred by a participant in any such Employee Plan or other contract, plan, program, agreement, or arrangement. Neither HBI nor any of its Subsidiaries is a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Code §409A(a)(1)(B). No currently outstanding stock option or other right to acquire HBI Stock or other equity security of HBI or any of its any of its Subsidiaries under any Employee Plan, or the payment of cash based on the value thereof, (A) has, as to any employee of HBI or any of its Subsidiaries, an exercise price that was less than the fair market value of the underlying equity security as of the date such stock option or right was granted, as determined by HBI in good faith and in compliance with the relevant IRS guidance in effect on the date of grant (including, IRS Notice 2005-1 and § 1.409A-1 (b)(5)(iv) of the Treasury regulations), (B) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or right, or (C) has been granted after December 31, 2004, with respect to any class of stock of HBI or any of its Subsidiaries that is not “service recipient stock” (within the meaning of applicable regulations under Code §409A).

Section 3.29 Obligations to Employees. All accrued obligations and liabilities of HBI, each of its Subsidiaries and all Employee Plans, for payments to trusts (including grantor trusts) or other funds, to any government agency or authority, or to any present or former director, officer, employee or agent (or his or her heirs, legatees or legal representatives) with respect to any of the matters listed below have been timely paid to the extent required by applicable Law or the terms of such plan, contract program, policy, or other governing instruments: (a) withholding Taxes, unemployment compensation or social security benefits; (b) all pension, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option, phantom stock and stock appreciation rights plans and agreements; (c) all employment, deferred compensation (whether funded or unfunded), salary continuation, consulting, retirement, early retirement, severance, reimbursement, bonus or collective bargaining plans and agreements; (d) all executive and other incentive compensation plans, programs, or agreements; (e) all group insurance and health contracts, policies and plans; and (f) all other incentive, welfare (including vacation and sick pay), retirement or employee benefit plans or agreements maintained or sponsored, participated in, or contributed to, by HBI or any of its Subsidiaries for its current or former directors, officers, employees and agents. To the extent that payment of any obligation or liability under any of the foregoing is not currently required, adequate actuarial accruals and reserves for such payments have been and are being made by HBI or its Subsidiaries according to GAAP. All obligations and liabilities of HBI and each of its Subsidiaries for all other forms of compensation that are or may be payable to their current or former directors, officers, employees or agents, or pursuant to any Employee Plan, have been and are being paid to the extent required by applicable Law or by the plan or contract, and adequate actuarial accruals and reserves for payment therefor have been and are being made by HBI and each of its Subsidiaries according to GAAP. All accruals and reserves referred to in this Section are correctly and accurately reflected and accounted for in the HBI Financial Statements and the books, statements and records of HBI and each of its Subsidiaries.

Section 3.30 Interest Rate Risk Management Instruments. Except as set forth on Confidential Schedule 3.30, neither HBI nor any of its Subsidiaries has any interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of HBI or any of its Subsidiaries or for the account of a customer of HBI or any of its Subsidiaries.

Section 3.31 Internal Controls. HBI and each of its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains adequate internal accounting controls that are designed to provide assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of HBI and to maintain accountability for HBI’s and its Subsidiaries’ assets; (c) access to HBI’s and its Subsidiaries’ assets is permitted only in accordance with management’s authorization; (d) the reporting of HBI’s and its Subsidiaries’ assets is compared with existing assets at regular intervals; and (e) extensions of credit and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Except as set forth on Confidential Schedule 3.31, none of HBI’s or any of its Subsidiaries’ systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of HBI, any of its Subsidiaries or their accountants.

Section 3.32 Community Reinvestment Act. The Bank is in compliance in all material respects with the Community Reinvestment Act (the “CRA”) and all regulations issued thereunder. The Bank has a rating of not less than “satisfactory” as of its most recent CRA compliance examination and HBI has no Knowledge of any reason why the Bank would not receive a rating of “satisfactory” or better in its next CRA compliance examination or why the FDIC or any other Governmental Entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of the Bank under the CRA.

Section 3.33 Fair Housing Act, Home Mortgage Disclosure Act, Real Estate Settlement Procedures Act and Equal Credit Opportunity Act. The Bank is in compliance in all material respects with the Fair Housing Act, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act and the Equal Credit Opportunity Act and all regulations issued thereunder. The Bank has not received any notice of any violation of those acts or any of the regulations issued thereunder, and the Bank has not received any notice of, nor does HBI have any Knowledge of, any threatened administrative inquiry, proceeding or investigation with respect to the Bank’s non-compliance with such acts.

Section 3.34 Usury Laws and Other Consumer Compliance Laws. All loans of the Bank have been made in accordance with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including without limitation, the Texas usury statutes as they are currently interpreted, Regulation Z issued by the Federal Reserve, the Federal Consumer Credit Protection Act and all statutes and regulations governing the operation of banks chartered under the Laws of the State of Texas. Each loan on the books of the Bank was made in the ordinary course of business.

Section 3.35 Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act. HBI and the Bank are in compliance with the Bank Secrecy Act, the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act, and all regulations issued thereunder, and the Bank has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts; furthermore, the Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the United States Treasury Department, including the IRS. The Bank has timely filed all Suspicious Activity Reports with the Financial Institutions—Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it under the Laws referenced in this Section.

Section 3.36 Unfair, Deceptive or Abusive Acts or Practices. Neither HBI nor any of its Subsidiaries has engaged in any unfair, deceptive or abusive acts or practices, as such terms are defined under §1031 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). There are no allegations, claims or disputes to which HBI or any of its Subsidiaries is a party that allege, or to the Knowledge of HBI, no Person has threatened to allege, that HBI or any of its Subsidiaries has engaged in any unfair, deceptive or abusive acts or practices.

Section 3.37 Proxy Statement/PPM. None of the information included in the Proxy Statement/PPM shall, at the date the Proxy Statement/PPM is mailed to the shareholders of HBI and, as the Proxy Statement/PPM may be amended or supplemented, at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact with respect to HBI or any of its Subsidiaries necessary in order to make the statements therein with respect to HBI and any of its Subsidiaries, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting. All documents that HBI is responsible for filing with any Regulatory Agency in connection with the Merger shall comply with respect to HBI and each of its Subsidiaries with the provisions of applicable Law.

Section 3.38 Agreements Between HBI and its Subsidiaries; Claims. Except as set forth on Confidential Schedule 3.38, there are no written or oral agreements or understandings between HBI and any of its Subsidiaries. All past courses of dealings between HBI and each of its Subsidiaries have been conducted in the ordinary course of business, on arms-length terms consistent with applicable Law and prudent business practices. HBI has no Knowledge of any claims that HBI has against any of its Subsidiaries or of any facts or circumstances that would give rise to any such claim.

Section 3.39 Representations Not Misleading. No representation or warranty by HBI contained in this Agreement, nor any written statement, exhibit or schedule furnished to TCB by HBI under and pursuant to this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading and such representations and warranties would continue to be true and correct following disclosure to any Governmental Entity having jurisdiction over HBI or its properties of the facts and circumstances upon which they were based.

Section 3.40 State Takeover Laws. The HBI Board has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any applicable provisions of the takeover Laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” Law.

Section 3.41 Opinion of Financial Advisor. Prior to the execution of this Agreement, the HBI Board has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) from the advisor set forth on Confidential Schedule 3.41, to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration payable pursuant to this Agreement is fair, from a financial point of view, to the holders of HBI Stock. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

Section 3.42 Private Placement.

(a) To the Knowledge of HBI, as of the date of this Agreement, thirty-five (35) or less holders of HBI Stock are not an “accredited investor” within the meaning of Rule 501(a) (“Accredited Investor”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and, to the best of HBI’s knowledge, all of the holders of HBI Stock have such knowledge and experience in financial and business matters that such holder is capable of evaluating the merits and risks of the receipt of the Merger Consideration.

(b) Except as set forth on Confidential Schedule 3.42, to the Knowledge of HBI, all holders of HBI Stock are residents of the state of Texas as of the date of this Agreement.

(c) HBI acknowledges that it has had the opportunity to conduct due diligence with respect to TCB and its Subsidiaries and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of TCB concerning any matter; (ii) access to information about TCB and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate the Merger; and (iii) the opportunity to obtain such additional information that TCB possesses or can acquire without unreasonable effort or expense that is necessary to make an informed decision with respect to the Merger. HBI has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to the Merger.

(d) HBI acknowledges that shares of TCB Stock issued as Merger Consideration will be issued in reliance upon an exemption from the registration requirements under the Securities Act and/or the Texas Securities Act, including Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder, will be subject to the restrictions and limitations on transfer set forth under such laws and will bear appropriate restrictive legends, in the form determined by TCB, to reflect that the shares are not registered under the Securities Act or the Texas Securities Act.

Section 3.43 No Representations or Warranties of Initial Public Offering. HBI acknowledges that the representations and warranties set forth in this Agreement have been negotiated at arm’s length among sophisticated business entities and that, as of the date of this Agreement, none of TCB or any its respective Affiliates or any Person acting on behalf of any of the foregoing has made any express or implied representation or warranty to HBI or its shareholders as to the pricing, timing, completion or success of any public offering of the TCB Stock or any return on an investment in the TCB Stock, and neither HBI nor its shareholders are relying on any such representation or warranty.

Section 3.44 No Other Representations or Warranties. Except as expressly set forth in Article III of this Agreement, none of HBI, its Subsidiaries or any other Person is making or has made, and none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, at Law, in equity or otherwise, with respect to HBI or any of its Subsidiaries or otherwise, and whether express or implied, at Law, in equity or otherwise, in respect of this Agreement or the transactions contemplated thereby, or in respect of any other matter whatsoever. HBI acknowledges and agrees that neither TCB nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF TCB

Except as disclosed in the disclosure schedules delivered by TCB to HBI prior to the execution hereof; provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the disclosure schedules as an exception to a representation or warranty shall not be deemed an admission by TCB that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Change, and (c) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced, and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, TCB hereby represents and warrants to HBI as follows:

Section 4.01 Organization and Qualification.

(a) TCB is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Texas and is a bank holding company registered under the BHCA. TCB has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement. True and complete copies of the certificate of formation and bylaws of TCB, as amended to date, have been made available to HBI.

(b) Third Coast Bank is a Texas state savings bank, duly organized and validly existing under the Laws of the State of Texas and in good standing under the Laws of the State of Texas. Third Coast Bank has the full corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the articles of association and bylaws of Third Coast Bank, as amended to date, have been made available to HBI. Third Coast Bank is an insured depository institution as defined in the FDIA.

(c) Merger Sub is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Texas. Merger Sub has the corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Agreement. True and complete copies of the certificate of formation and bylaws of Merger Sub, as amended to date, have been made available to HBI.

Section 4.02 Execution and Delivery.

(a) TCB has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the TCB Board. TCB has taken all action necessary to authorize the execution, delivery and (provided the required regulatory approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been, and the other agreements and documents contemplated hereby, have been or at Closing will be, duly executed by TCB, and each constitutes the legal, valid and binding obligation of TCB, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

(b) Merger Sub has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated herein. Merger Sub has taken all action necessary to authorize the execution, delivery and (provided the required regulatory approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been, and the other agreements and documents contemplated hereby, have been or at Closing will be, duly executed by Merger Sub, and each constitutes the legal, valid and binding obligation of Merger Sub, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

Section 4.03 Capitalization.

(a) The entire authorized capital stock of TCB consists solely of (i) 50,000,000 shares of TCB Stock, of which 3,862,539 shares are issued and outstanding, as of June 30, 2019, and (ii) 1,000,000 shares of preferred stock, par value $1.00 per share, of which no shares are issued and outstanding. Except as set forth on Confidential Schedule 4.03, there are no (i) outstanding equity securities of any kind or character or (ii) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, TCB to purchase or otherwise acquire any security of or equity interest in TCB, obligating TCB to issue any shares of, restricting the transfer of or otherwise relating to shares of its capital stock of any class. All of the issued and outstanding shares of TCB Stock have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person. Such shares of TCB Stock have been issued in compliance with the securities Laws of the United States and the states in which such shares of TCB Stock were issued. There are no restrictions applicable to the payment of dividends on the shares of TCB Stock except pursuant to applicable Laws, and all dividends declared before the date of this Agreement, if any, have been paid.

(b) The entire authorized capital stock of the Merger Sub consists solely of 1,000 shares of Merger Sub Stock of which 10 shares are issued and outstanding and no shares are held as treasury stock. There are no (i) outstanding equity securities of any kind or character or (ii) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, Merger Sub to purchase or otherwise acquire any security of or equity interest in Merger Sub, obligating Merger Sub to issue any shares of, restricting the transfer of or otherwise relating to shares of its capital stock of any class. All of the issued and outstanding shares of Merger Sub Stock have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person. Such shares of Merger Sub Stock have been issued in compliance with the securities Laws of the United States and the State of Texas.

(c) Except as set forth on Confidential Schedule 4.03(c), TCB owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of its Subsidiaries, free and clear of any Liens whatsoever, and all such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of TCB has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(d) At the Effective Time, the shares of TCB Stock issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable, will not be issued in violation of any preemptive rights or any applicable federal or state securities Laws.

Section 4.04 Compliance with Laws, Permits and Instruments.

(a) Except as set forth on Confidential Schedule 4.04(a), TCB and each of its Subsidiaries have in all material respects performed and abided by all obligations required to be performed by it to the date hereof, and have complied with, and is in compliance with, and is not in default (and with the giving of notice or the passage of time will not be in default) under, or in violation of, (i) any provision of the certificate of formation of TCB or any of its Subsidiaries, the bylaws or other governing documents of TCB or any of its Subsidiaries, as applicable (collectively, the “TCB Constituent Documents”), (ii) any material provision of any mortgage, indenture, lease, contract, agreement or other instrument applicable to TCB, Third Coast Bank or their respective assets, operations, properties or businesses, or (iii) any Law or Order of any Governmental Entity applicable to TCB or any of its Subsidiaries or their respective assets, operations, properties or businesses.

(b) Except as set forth on Confidential Schedule 4.04(b), the execution, delivery and performance (provided the required regulatory approvals are obtained) of this Agreement and the other agreements contemplated hereby, and the completion of the transactions contemplated hereby and thereby will not conflict with, or result, by itself or with the giving of notice or the passage of time, in any violation of or default or loss of a benefit under, (i) the TCB Constituent Documents, (ii) any material mortgage, indenture, lease, contract, agreement or other instrument applicable to TCB or any of its Subsidiaries or their respective assets, operations, properties or businesses or (iii) any Law or Order of any Governmental Entity applicable to TCB or any of its Subsidiaries or their respective assets, operations, properties or businesses.

Section 4.05 Financial Statements.

(a) TCB has furnished to HBI true and complete copies of (i) the audited consolidated balance sheets of TCB as of December 31, 2017 and 2018, the audited consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows of TCB for the years ended December 31, 2017 and 2018, and the unaudited consolidated balance sheet of TCB as of June 30, 2019, the unaudited consolidated statements of income and changes in shareholders’ equity of TCB for the six-month period ended June 30, 2019 (collectively, such financial statements listed in clause (i) and (ii) the “TCB Financial Statements”). The TCB Financial Statements (including the related notes) complied as to form, as of their respective dates, in all material respects with applicable accounting requirements, have been prepared according to GAAP applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto), fairly present, in all material respects, the consolidated financial condition of TCB at the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end adjustments that were not material in amount or effect), and the accounting records underlying the TCB Financial Statements accurately and fairly reflect in all material respects the transactions of TCB. Except as set forth on Confidential Schedule 4.05(a), the TCB Financial Statements do not contain any items of extraordinary or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.

(b) TCB has sufficient capital and readily available funds to enable it to consummate the transactions contemplated by this Agreement and to deliver the Merger Consideration as provided for in this Agreement. TCB’s ability to carry out its obligations under this Agreement is not contingent on additional financing.

Section 4.06 Undisclosed Liabilities. TCB does not have liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, unfunded obligations under any employee benefit plan maintained by TCB or any of its Subsidiaries or liabilities for federal, state or local taxes or assessments) that would be required to be reflected on a balance sheet prepared in accordance with GAAP, except (a) as set forth on Confidential Schedule 4.06, (b) that are reflected in or disclosed in the appropriate TCB Financial Statements, and (c) those liabilities and expenses incurred in the ordinary course of business and consistent with prudent business practices since the date of the latest balance sheets included in the TCB Financial Statements, respectively, and that are not, individually or in the aggregate, material to TCB.

Section 4.07 Litigation.

(a) Except as set forth on Confidential Schedule 4.07, TCB is not a party to any, and there are no pending or, to the Knowledge of TCB, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against TCB that are reasonably likely, individually or in the aggregate, to result in a Material Adverse Change as to TCB, nor, to the Knowledge of TCB, is there any basis for any proceeding, claim or any action against TCB that would be reasonably likely, individually or in the aggregate, to result in a Material Adverse Change as to TCB. There is no Order, imposed upon TCB or the assets or Property of TCB that has resulted in, or is reasonably likely to result in, a Material Adverse Change as to TCB.

(b) No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the Knowledge of TCB, threatened against TCB that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by TCB pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 4.08 Consents and Approvals. Except for prior approval of the Merger by each Governmental Entity having jurisdiction over TCB and the consents of the third parties set forth in Confidential Schedule 4.04(b), no prior consent, approval or authorization of, or declaration, filing or registrations with, any Person or Governmental Entity is required of TCB or any of its Subsidiaries in connection with the execution, delivery and performance by TCB or Merger Sub of this Agreement and the transactions contemplated hereby. To TCB’s Knowledge, there exists no fact or circumstance, whether relating to TCB or any its Subsidiaries or otherwise, that would materially impede or delay receipt of any required regulatory approval of the Merger or other transactions contemplated by this Agreement, nor does TCB have any reason to believe that it will not be able to obtain all requisite regulatory and other approvals or consents which it is required to obtain in order to consummate the Merger.

Section 4.09 Absence of Certain Changes. Except as set forth on Confidential Schedule 4.09, since December 31, 2018, TCB and each of its Subsidiaries has conducted its business in the ordinary course (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby).

Section 4.10 Taxes.

(a) TCB and each of its Subsidiaries have duly and timely filed all Tax Returns that they were required to file under applicable Laws with the appropriate Governmental Entity. All such Tax Returns were correct and complete in all respects and have been prepared in compliance with all applicable Laws and all Taxes due and owing by TCB and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely and properly paid. Neither TCB nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has been made by an authority in a jurisdiction where TCB or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Other than Permitted Encumbrances, there are no Liens for Taxes upon any of the assets of TCB or any of its Subsidiaries.

(b) TCB and each of its Subsidiaries have collected or withheld and duly paid to the appropriate Governmental Entity all Taxes required to have been collected or withheld and so paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(c) There is no action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax liability of TCB or any of its Subsidiaries either (i) claimed or raised by any Governmental Entity in writing, or (ii) as to which TCB or any of its Subsidiaries has Knowledge based upon personal contact with any agent of such authority. To the Knowledge of TCB, no taxing authority has threatened to assess additional Taxes for any period for which Tax Returns have been filed.

(d) True and complete copies of the federal, state and local income Tax Returns of TCB and each of its Subsidiaries, as filed with the taxing authority for the years ended December 31, 2016, 2017, and 2018 have been furnished to TCB. Neither TCB nor any of its Subsidiaries have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension remains in effect.

(e) Neither TCB nor any of its Subsidiaries have been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(f) Neither TCB nor any of its Subsidiaries is a party to or bound by any tax allocation or sharing agreement, other than (i) those to which only TCB and its Subsidiaries are parties, or (ii) commercial business agreements, the principal purpose of which is not the allocation of Taxes.

(g) Neither TCB nor any of its Subsidiaries have (i) been a member of any group filing a consolidated federal income tax return (other than a group the common parent of which was TCB), nor (ii) any liability for the Taxes of any Person other than TCB and its Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), or as a transferee or successor, by contract or under Law.

(h) Neither TCB nor any of its Subsidiaries has participated in any reportable transaction or a transaction that is substantially similar to a listed transaction as defined under Sections 6707A, 6011, 6111 and 6112 of the Code and the Treasury Regulations promulgated thereunder.

(i) Neither TCB nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(j) Neither TCB nor any of its Subsidiaries received or sought a private letter ruling or gain recognition agreement with respect to Taxes.

(k) Neither TCB nor any of its Subsidiaries will be required to include any item of income in, nor will TCB or any of its Subsidiaries be required to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in TCB’s or any of its Subsidiaries’ method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date by TCB or any of its Subsidiaries; (iii) intercompany transaction or excess loss account of TCB or any of its Subsidiaries described in the

Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date by TCB or any of its Subsidiaries; (v) prepaid amount received on or prior to the Closing Date by TCB or any of its Subsidiaries; (vi) election under Section 108(i) of the Code; or (vii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date.

(l) Neither TCB nor any of its Subsidiaries have distributed stock of another Person or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(m) Confidential Schedule 4.10(m) lists and contains an accurate and complete description as to the United States federal and each state net operating and capital loss carryforwards for TCB and each of its Subsidiaries, that exist as of June 30, 2019, and no such net operating or capital loss carryforwards are subject to limitation under Sections 382, 383 or 384 of the Code or the Treasury Regulations, as of the Closing Date.

(n) Within the past three (3) years, the IRS has not challenged the interest deduction on any of TCB’s or any of its Subsidiaries’ debt on the basis that such debt constitutes equity for federal income tax purposes.

(o) The unpaid Taxes of TCB and each of its Subsidiaries (i) did not, as of June 30, 2019, exceed the current liability accruals for Taxes (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the TCB Financial Statements, and (ii) do not exceed such current liability accruals for Taxes (excluding reserves for deferred Taxes established to reflect timing differences between book and Tax income) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of TCB and its Subsidiaries in filing their respective Tax Returns.

(p) Neither TCB nor any of its Subsidiaries has taken any action or has Knowledge of any facts or circumstances that could reasonably be expected to prevent or impede the Integrated Mergers, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.11 No Material Adverse Change. There has not been any Material Adverse Change with regard to or affecting TCB or any of its Subsidiaries since December 31, 2018, nor has any event or condition occurred that has resulted, or is reasonably likely to result, in a Material Adverse Change on TCB or any of its Subsidiaries or that could materially affect TCB’s or any of its Subsidiaries’ ability to perform the transactions contemplated by this Agreement or the other agreements contemplated hereby.

Section 4.12 Proprietary Rights. Except as set forth on Confidential Schedule 4.12, neither TCB nor any of its Subsidiaries owns or requires the use of any Proprietary Rights for its business or operations. Neither TCB nor any of its Subsidiaries is infringing upon or otherwise acting adversely to, and have not infringed upon or otherwise acted adversely to, any Proprietary Right owned by any other Person or Persons. There is no claim or action by any such Person pending, or to TCB’s Knowledge, threatened, with respect thereto. No third party has ever gained unauthorized access to any information technology networks controlled by and material to the operation of the business of TCB and its Subsidiaries.

Section 4.13 Regulatory Compliance. All reports, records, registrations, statements, notices and other documents or information required to be filed by TCB and any of its Subsidiaries with any Regulatory Agency, including, but not limited to, the Federal Reserve, FDIC and the TDSML, have been duly and timely filed and all information and data contained in such reports, records or other documents are true, accurate, correct and complete in all material respects. None of TCB or any of its Subsidiaries is or has been within the last five (5) years subject to any commitment letter, memorandum of understanding, cease and desist Order, written agreement or other formal or informal administrative action with any such regulatory bodies, and TCB and each of its Subsidiaries are in full compliance with the requirements of any such commitment letter, memorandum of understanding, cease and desist Order, written agreement or other formal or informal administrative action, and there are no actions or proceedings pending, or to TCB’s Knowledge, threatened against TCB or any of its Subsidiaries by or before any such regulatory bodies or any other nation, state or subdivision thereof, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government. Except for examinations conducted by bank regulatory agencies in the ordinary course of business, no Regulatory Agency has initiated any proceeding or, to TCB’s Knowledge, investigation into the business or operations of TCB or any of its Subsidiaries. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of TCB or the Bank. TCB is “well-capitalized” (as that term is defined in 12 C.F.R. § 225.2(r)) and “well managed” (as that term is defined is 12 C.F.R. § 225.2(s)). The Bank is an “eligible depository institution” (as that term is defined in 12 C.F.R. § 303.2(r)).

Section 4.14 Absence of Certain Business Practices. Neither TCB nor any of its Subsidiaries or any officer, employee or agent of TCB or any of its Subsidiaries, or any other Person acting on their behalf, has, directly or indirectly, within the past ten (10) years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of TCB or any of its Subsidiaries (or assist TCB or any of its Subsidiaries in connection with any actual or proposed transaction) that (a) could reasonably be expected to subject TCB or any of its Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) if not given in the past, could reasonably be expected to have resulted in a Material Adverse Change, or (c) if not continued in the future could reasonably be expected to result in a Material Adverse Change or subject TCB or any of its Subsidiaries to suit or penalty in any private or governmental litigation or proceeding.

Section 4.15 Books and Records. The minute books, stock certificate books and stock transfer ledgers of TCB and each of its Subsidiaries (a) have been kept accurately in the ordinary course of business, (b) are complete and correct in all material respects, (c) the transactions entered therein represent bona fide transactions, and (d) do not fail to reflect transactions involving the business of TCB or any of its Subsidiaries that properly should have been set forth therein and that have not been accurately so set forth.

Section 4.16 Employee Benefit Plans.

(a) Set forth on Confidential Schedules 4.16(a) is a complete and correct list of all Employee Plans, which (i) are sponsored, maintained, or contributed to, by TCB and any of its Subsidiaries, or with respect to which TCB and any of its Subsidiaries has or could reasonably be expected to have any liability thereunder, and (ii) provide benefits, or describe policies or procedures applicable to, or for the welfare of, any current of former officer, director, independent contractor, employee, or service provider of TCB or any of its Subsidiaries, or the dependents or spouses of any such Person, regardless of whether funded. Except as set forth on Confidential Schedule 4.16(a), true, accurate and complete copies of the documents comprising each Employee Plan, or, in the case of each unwritten Employee Plan, a written description thereof, including, to the extent applicable each award agreement, trust, funding arrangements (including all annuity contracts, insurance contracts, and other funding instruments), the most current determination letter issued by the Internal Revenue Service, Form 5500 Annual Reports (including all schedules and attachments) for the three most recent plan years, documents, records, policies, procedures or other materials related thereto, have been delivered to TCB and are included and specifically identified in Confidential Schedule 4.16(a). No unwritten amendment exists with respect to any written Employee Plan.

(b) Except as set forth on Confidential Schedule 4.16(b), no Employee Plan is a defined benefit plan within the meaning of ERISA §3(35) or is otherwise subject to ERISA Title IV, and neither TCB nor any of its Subsidiaries has ever sponsored or otherwise maintained such a plan.

(c) Except as set forth on Confidential Schedule 4.16(c), there have been no prohibited transactions (as defined in Code §4975(c)(1)), breaches of fiduciary duty or any other breaches or violations of any Law applicable to the Employee Plans that would directly or indirectly subject TCB, any of its Subsidiaries or any Employee Plan to any taxes, penalties, or other liabilities (any liability arising from any indemnification agreement or policy), except to the extent that TCB, any of its Subsidiaries or any Employee Plan sponsored by TCB or any of its Subsidiaries is involved in such transaction or breach. Each Employee Plan that is intended to be qualified under Code §401(a) has a current favorable determination or opinion letter that covers all existing amendments up to and including all changes required by the most recent IRS Cumulative List of Changes applicable to the Employee Plan and has no obligation to adopt any amendments for which the remedial amendment period under Code §401(b) has expired and TCB is not aware of any circumstances likely to result in revocation of any such favorable determination or opinion letter. Each such Employee Plan is so qualified and has been operated in compliance with applicable Law and its terms, any related trust is exempt from federal income tax under Code §501(a) and no event has occurred that will or reasonably could result in the loss of such tax exemption or to liability for any tax under Code §511. There are no pending claims, lawsuits or actions relating to any Employee Plan (other than ordinary course claims for benefits) and, to TCB’s Knowledge, none are threatened, except to the extent that TCB, any of its Subsidiaries, or any Employee Plan sponsored by TCB or any of its Subsidiaries is involved in such transaction. Neither TCB nor any of its Subsidiaries provides benefits to any employee or dependent of such employee of TCB or any of its Subsidiaries after the employee terminates employment other than as disclosed in this Agreement or any schedule hereto or as required by Law. No written or oral representations have been made by or on behalf of TCB or any of its Subsidiaries to any employee or former employee of TCB or any of its Subsidiaries promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage or any other welfare benefit (as defined in ERISA §3(1)) for any period of time beyond the end of the current plan year (except to the extent of coverage required under Code §4980B). Compliance with FAS 106 would not create any material change to the TCB Financial Statements. The completion of the transactions contemplated by this Agreement will not cause a termination or partial termination, or otherwise accelerate the time of payment, exercise, or vesting, or increase the amount of compensation due to any current or former employee, officer or director of TCB or any of its Subsidiaries except (i) as required by the terms of any Employee Plan provided to TCB or by applicable Law in connection with a qualified plan, (ii) as contemplated by this Agreement, or (iii) except as identified on Confidential Schedule 4.16(c). There are no surrender charges, penalties, or other costs or fees that would be imposed by any Person against TCB or any of its Subsidiaries, an Employee Plan, or any other Person, including an Employee Plan participant or beneficiary, as a result of the hypothetical liquidation as of the Closing Date of any insurance, annuity, or investment contracts or any other similar investment held by any Employee Plan.

(d) The execution, delivery and performance by TCB of its obligations under the transactions contemplated by this Agreement and/or the approval of TCB’s shareholders of the Merger (whether alone or in connection with any subsequent event(s)), will not result in any payments or benefits which would not be deductible pursuant to Code §280G.

(e) All contributions to any Employee Plan (including, without limitation, all employer contributions, employee salary reduction contributions and all premiums or other payments (other than claims)) that are due and payable by TCB or any of its Subsidiaries on or before the Closing Date have been timely paid to or made with respect to each Employee Plan and, to the extent not presently payable, appropriate reserves have been established for the payment and properly accrued in accordance with GAAP.

(f) No participant, beneficiary or non-participating employee has been denied any benefit due or to become due under any Employee Plan. Neither TCB nor any of its Subsidiaries has misled any person as to his or her rights under any Employee Plan. All obligations required to be performed by TCB and any of its Subsidiaries under any Employee Plan have been performed in all material respects and neither TCB nor any of its Subsidiaries is in default under or in violation of any provision of any Employee Plan. No event has occurred that would constitute grounds for an enforcement action by any party against TCB, any of its Subsidiaries or any fiduciary of any Employee Plan under part 5 of Title I of ERISA under any Employee Plan.

(g) With respect to each “employee benefit plan” (as defined in ERISA) maintained or contributed to or required to be contributed to, currently or within the last six years, by any corporation or trade or business, the employees of which, together with the employees of TCB and each of its Subsidiaries, are required to be treated as employed by a single employer under any of the rules contained in ERISA or Code §414:

(i) All Controlled Group Plans that are “group health plans” (as defined in Code §5000(b)(1) and ERISA §733(a)) have been operated up to the Closing in a manner so as to not subject TCB or any of its Subsidiaries to any liability under Code §4980B or §4980D;

(ii) Except as set forth on Confidential Schedule 4.16(g), there is no Controlled Group Plan that is a “multiple employer plan” or “multiemployer plan” (as either such term is defined in ERISA), nor has there been any such plan under which TCB or any of its Subsidiaries had any liability in the last 5 years (or would have had liability if notice had been given); and

(iii) Except as set forth on Confidential Schedule 4.16(a) or Confidential Schedule 4.16(g), each Employee Plan that provides (or has provided within the past 5 years) for health, dental, vision, life, disability or similar coverage is covered by one or more third-party insurance policies and neither TCB nor any of its Subsidiaries is liable for self-insuring any such claims.

Each such Controlled Group Plan is included in the listing of Employee Plans on Confidential Schedule 4.16(a).

(h) Except as set forth on Confidential Schedule 4.16(h), all Employee Plan documents, annual reports or returns, audited, compiled or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Employee Plans are correct, complete, and current in all material respects, have been timely filed or distributed to the extent required by Law.

(i) Except as set forth on Confidential Schedule 4.16(i), no Employee Plan holds any stock or other securities of TCB or any of its Subsidiaries or provides the opportunity for the grant, purchase or contribution of any such security.

(j) Except as provided in Confidential Schedule 4.16(j), TCB or any of its Subsidiaries may, at any time amend or terminate any Employee Plan that it sponsors or maintains and may withdraw from any Employee Plan to which it contributes (but does not sponsor or maintain), without obtaining the consent of any third party, other than an insurance company in the case of any benefit underwritten by an insurance company, and without incurring liability except for unpaid premiums or contributions due for the pay period that includes the effective date of such amendment, withdrawal or termination.

(k) Each Employee Plan that is a Nonqualified Deferred Compensation Plan subject to Code §409A has (i) been maintained and operated since January 1, 2005 (or, if later, from its inception) in good faith compliance with Code §409A of the Code and all applicable IRS regulations promulgated thereunder and, as to any such plan in existence prior to January 1, 2005, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004, or has been amended in a manner that conforms with the requirements of Code §409A, and (ii) since January 1, 2011, been materially in documentary and operational compliance with Code §409A and all applicable IRS guidance promulgated thereunder. No additional tax under Code §409A(a)(1)(B) has been or is reasonably expected to be incurred by a participant in any such Employee Plan or other contract, plan, program, agreement, or arrangement. Neither TCB nor any of its Subsidiaries is a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Code §409A(a)(1)(B). No currently outstanding stock option or other right to acquire TCB Stock or other equity security of TCB or any of its any of its Subsidiaries under any Employee Plan, or the payment of cash based on the value thereof, (A) has, as to any employee of TCB or any of its Subsidiaries, an exercise price that was less than the fair market value of the underlying equity security as of the date such stock option or right was granted, as determined by TCB in good faith and in compliance with the relevant IRS guidance in effect on the date of grant (including, IRS Notice 2005-1 and § 1.409A-1 (b)(5)(iv) of the Treasury regulations), (B) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or right, or (C) has been granted after December 31, 2004, with respect to any class of stock of TCB or any of its Subsidiaries that is not “service recipient stock” (within the meaning of applicable regulations under Code §409A).

Section 4.17 Internal Controls. TCB and each of its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains adequate internal accounting controls that are designed to provide assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of TCB and to maintain accountability for TCB’s and its Subsidiaries’ assets; (c) access to TCB’s and its Subsidiaries’ assets is permitted only in accordance with management’s authorization; (d) the reporting of TCB’s and its Subsidiaries’ assets is compared with existing assets at regular intervals; and (e) extensions of credit and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Except as set forth on Confidential Schedule 4.17, none of TCB’s or any of its Subsidiaries’ systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of TCB, any of its Subsidiaries or their accountants.

Section 4.18 Proxy Statement/PPM. None of the information supplied or to be supplied by TCB for inclusion in the Proxy Statement/PPM shall, at the date the Proxy Statement/PPM is mailed to the shareholders of TCB and, as the Proxy Statement/PPM may be amended or supplemented, at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact with respect to TCB or any of its Subsidiaries necessary in order to make the statements therein with respect to TCB and any of its Subsidiaries, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders’ Meeting. All documents that TCB is responsible for filing with any Regulatory Agency in connection with the Merger shall comply with respect to TCB and each of its Subsidiaries with the provisions of applicable Law.

Section 4.19 Representations Not Misleading. No representation or warranty by TCB contained in this Agreement, nor any written statement, exhibit or schedule furnished to HBI by TCB under and pursuant to this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading and such representations and warranties would continue to be true and correct following disclosure to any Governmental Entity having jurisdiction over TCB or its properties of the facts and circumstances upon which they were based.

Section 4.20 No Other Representations or Warranties. Except as expressly set forth in Article IV of this Agreement, none of TCB, its Subsidiaries or any other Person is making or has made, and none of them shall have liability in respect of, any written or oral representation or warranty, express or implied, at Law, in equity or otherwise, with respect to TCB or any of its Subsidiaries or otherwise, and whether express or implied, at Law, in equity or otherwise, in respect of this Agreement or the transactions contemplated thereby, or in respect of any other matter whatsoever. TCB acknowledges and agrees that neither HBI nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V

COVENANTS OF HBI

Section 5.01 Commercially Reasonable Efforts. HBI will use commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to cause the completion of the transactions contemplated hereby in accordance with this Agreement.

Section 5.02 Shareholders’ Meeting. HBI, acting through the HBI Board, shall, in accordance with applicable Law:

(a) duly call, give notice of, convene and hold a meeting of its shareholders (the “Shareholders’ Meeting”) as soon as practicable after the date that HBI and TCB have mutually determined that the Proxy Statement/PPM is final for (i) the purpose of approving and adopting this Agreement, the Merger, and the transactions contemplated hereby and (ii) such other purposes consistent with the complete performance of this Agreement as may be necessary and desirable;

(b) require no greater than the minimum vote of the capital stock of HBI, required by applicable Law in order to approve this Agreement, the Merger and the transactions contemplated hereby;

(c) include in the Proxy Statement/PPM the recommendation of the HBI Board that the shareholders of HBI vote in favor of the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby;

(d) cause the Proxy Statement/PPM to be mailed to the shareholders of HBI as soon as practicable after the date referenced in Section 5.02(a) above, and use its commercially reasonable efforts to obtain the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby by shareholders holding at least the minimum number of shares of HBI Stock entitled to vote at the Shareholders’ Meeting necessary to approve the foregoing under applicable Law. The letter to shareholders, notice of meeting, proxy statement of HBI and form of proxy to be distributed to shareholders in connection with this Agreement and the Merger shall be in form and substance reasonably satisfactory to TCB and are collectively referred to herein as the “Proxy Statement/PPM”; and

(e) In connection with the distribution of the Proxy Statement/PPM to its shareholders, HBI shall provide to each of HBI shareholders an investor questionnaire in a form satisfactory to TCB (the “Accredited Investor Questionnaire”), pursuant to which each shareholder of HBI will be asked to certify to HBI and to TCB that such shareholder is an Accredited Investor, and HBI shall use its commercially reasonable efforts to (i) collect a completed Accredited Investor Questionnaire from each of its shareholders, and (ii) determine whether each of its shareholders is an Accredited Investor and has such knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of the receipt of the Merger Consideration. HBI shall promptly provide to TCB copies of the completed Accredited Investor Questionnaires that it receives and any other information reasonably requested by TCB to assist TCB in determining whether an HBI shareholder is an Accredited Investor and has such knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of the receipt of the Merger Consideration.

Section 5.03 Information Furnished by HBI. HBI and the Bank shall promptly following receipt of a written request from TCB furnish or cause to be furnished to, all information concerning HBI, including but not limited to financial statements, required for inclusion in any statement or application made or filed by TCB to any Governmental Entity in connection with the transactions contemplated by this Agreement (including the Proxy Statement/PPM) or in connection with any unrelated transactions during the pendency of this Agreement. HBI represents and warrants that all information so furnished shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. HBI and the Bank shall otherwise fully cooperate with TCB in the filing of any applications or other documents necessary to consummate the transactions contemplated by this Agreement.

Section 5.04 Required Acts. Between the date of this Agreement and the Closing, HBI will, and will cause each of its Subsidiaries including the Bank to, unless otherwise permitted in writing by TCB:

(a) operate (including, without limitation, the making of, or agreeing to make, any loans or other extensions of credit) only in the ordinary course of business and consistent with past practices and safe and sound banking principles;

(b) except as required by prudent business practices, use commercially reasonable efforts to preserve its business organization intact and to retain its present directors, officers, employees, key personnel and customers, depositors and goodwill and to maintain all assets owned, leased or used by it (whether under its control or the control of others), in good operating condition and repair, ordinary wear and tear excepted;

(c) perform all of its obligations under any material contracts, leases and documents relating to or affecting its assets, properties and business, except such obligations as HBI or any of its Subsidiaries may in good faith reasonably dispute;

(d) maintain in full force and effect all insurance policies now in effect or renewals thereof and give all notices and present all claims under all insurance policies in due and timely fashion;

(e) timely file, subject to extensions, all reports required to be filed with any Governmental Entity and observe and conform, in all material respects, to all applicable Laws, except those being contested in good faith by appropriate proceedings;

(f) timely file, subject to extensions, all Tax Returns required to be filed by it and timely pay all Taxes assessments, governmental charges, duties, penalties, interest and fines that become due and payable, except those being contested in good faith by appropriate proceedings and properly accrued in accordance with GAAP;

(g) promptly notify TCB of any Tax proceeding or claim pending or threatened against or with respect to HBI or any of its Subsidiaries;

(h) withhold from each payment made to each of its employees, independent contractors, creditors and other third parties the amount of all Taxes required to be withheld therefrom and pay the same to the proper Governmental Entity when due;

(i) account for all transactions and prepare all financial statements in accordance with GAAP (unless otherwise instructed by RAP in which instance account for such transaction in accordance with RAP);

(j) promptly classify and charge off loans and make appropriate adjustments to loss reserves in accordance with GAAP, RAP and the instructions to the Call Report and the Uniform Retail Credit Classification and Account Management Policy;

(k) maintain the allowance for loan and lease losses account in an amount adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans and in compliance with GAAP and applicable regulatory requirements;

(l) pay or accrue all costs, expenses and other charges to be incurred in connection with the Merger, including, but not limited to, all legal fees, accounting fees, consulting fees and brokerage fees, prior to the Closing Date; and

(m) ensure that all accruals for Taxes are accounted for in the ordinary course of business, consistent with past practices and in accordance with its GAAP (unless otherwise instructed by RAP in which case such accrual will be accounted for in accordance with RAP).

Section 5.05 Prohibited Acts. Except as set forth on Confidential Schedule 5.05, HBI will not, and will not permit any of its Subsidiaries including the Bank to, without the prior written consent of TCB; provided, that HBI is not required to obtain such consent with respect to Section 5.05(j), (r), or (s) until TCB’s receipt of the approvals contemplated by Section 8.04:

(a) take or fail to take any action that would cause the representations and warranties made in Article III to be inaccurate at the time of the Closing or preclude HBI from making such representations and warranties at the time of the Closing;

(b) merge into, consolidate with or sell its assets to any other Person or entity, change or amend HBI’s or any of its Subsidiaries’ articles of incorporation or bylaws, increase the number of shares of HBI Stock or any of its Subsidiaries’ stock outstanding or increase the amount of the Bank’s surplus (as calculated in accordance with the instructions to the Call Report);

(c) except as explicitly permitted hereunder or in accordance with applicable Law or pursuant to a contract existing as of the date of this Agreement, engage in any transaction with any affiliated Person or allow such Persons to acquire any assets from HBI or any of its Subsidiaries, except (i) in the form of wages, salaries, fees for services, reimbursement of expenses and benefits already granted or accrued under the Employee Plans currently in effect, or (ii) any deposit (in any amount) made by an officer, director or employee;

(d) declare, set aside or pay any dividends or make any other distribution to its shareholders (including any share dividend, dividends in kind or other distribution) whether in cash, shares or other property or purchase, retire or redeem, or obligate itself to purchase, retire or redeem, any of its capital shares or other securities;

(e) discharge or satisfy any Lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with past practices and except for liabilities incurred in connection with the transactions contemplated hereby;

(f) issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

(g) accelerate the vesting of pension or other benefits in favor of employees of HBI or any of its Subsidiaries except according to the Employee Plans or as otherwise contemplated by this Agreement or as required by applicable Law;

(h) acquire any capital stock or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies, or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person);

(i) mortgage, pledge or subject to Lien any of its property, business or assets, tangible or intangible, except (i) Permitted Encumbrances, and (ii) pledges of assets to secure public funds deposits;

(j) except for sales of investment securities in the ordinary course of business, sell, transfer, lease to others or otherwise dispose of any of its assets, or cancel or compromise any debt or claim, or waive or release any right or claim of a market value in excess of $50,000;

(k) make any change in the rate or timing of payment of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, other than annual increases in compensation consistent with past practices, and bonuses, commissions, and incentives consistent with past and normal practices to its employees and officers;

(l) enter into any employment or consulting contract (other than as contemplated by the terms of the Employee Plans or this Agreement) or other agreement with any current or proposed director, officer or employee or adopt, amend any employment agreement, amend in any material respect or terminate any pension, employee welfare, retirement, stock purchase, stock option, phantom stock, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement for the benefit of its directors, employees or former employees, except as required by applicable Law or by this Agreement;

(m) make any capital expenditures or capital additions or betterments except for such capital expenditures or capital additions that are set forth in writing in the budget provided to TCB or that are necessary to prevent substantial deterioration of the condition of a property;

(n) sell or dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

(o) make any, or acquiesce with any, change in any (i) credit underwriting standards or practices, including loan loss reserves, (ii) asset liability management techniques, (iii) accounting methods, principles or practices, except as required by changes in GAAP as concurred by HBI’s independent auditors, or as required by any applicable Regulatory Agency, (iv) tax election, change in taxable year, accounting methods for Tax purposes, amendment of a Tax Return, restriction on any assessment period relating to Taxes, settlement of any Tax claim or assessment relating to HBI or any of its Subsidiaries, “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law), or surrender any claim to a refund, or (v) any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to HBI or its Subsidiaries;

(p) reduce the amount of the Bank’s allowance for loan losses except through charge offs;

(q) sell (but payment at maturity is not a sale) or purchase any investment securities, other than purchases of obligations of the U.S. Treasury (or any agency thereof) with a duration of four (4) years or less and an AA rating by at least one nationally recognized ratings agency;

(r) renew, extend the maturity of, or alter any of the terms of any loan classified by HBI as “special mention,” “substandard,” or “impaired” or other words of similar import; or

(s) enter into any acquisitions or leases of real property, including new leases and lease extensions.

Section 5.06 Access; Pre-Closing Investigation.

(a) Upon reasonable notice and subject to applicable Laws, HBI will afford the officers, directors, employees, attorneys, accountants, investment bankers and authorized representatives of TCB full access (excluding any information that is prohibited from being disclosed by applicable Law) during normal business hours to the properties, books, contracts and records of HBI and each of its Subsidiaries, permit TCB to make such inspections (including with regard to such properties physical inspection of the surface and subsurface thereof and any structure thereon pursuant to Section 5.12) as TCB may reasonably require and furnish to TCB during such period all such information concerning HBI, each of its Subsidiaries and its affairs as TCB may reasonably request, in order that TCB may have full opportunity to make such reasonable investigation as it desires to make of the affairs of HBI and each of its Subsidiaries, including access sufficient to verify the value of the assets and the liabilities of HBI and each of its Subsidiaries and the satisfaction of the conditions precedent to TCB’s obligations described in Article VIII of this Agreement. TCB will use its commercially reasonable efforts not to disrupt the normal business operations of HBI or any of its Subsidiaries. HBI agrees at any time, and from time to time, to furnish to TCB as soon as practicable, any additional information that TCB may reasonably request. Neither HBI nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of HBI’s or any of its Subsidiaries’ customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any Law, rule, regulation, Order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.

(b) No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

Section 5.07 Additional Financial Statements and Tax Returns. HBI will promptly furnish TCB with true and complete copies of (a) each Bank Call Report prepared after the date of this Agreement as soon as such reports are made available to the FDIC, (b) each Tax Return for either HBI or the Bank prepared after the date of this Agreement as soon as such returns are made available to the IRS, (c) any the audited financial statements, as soon as each such audited financial statement is made available to HBI, and (d) unaudited month-end financial statements of HBI.

Section 5.08 Untrue Representations. HBI will promptly notify TCB in writing if HBI or the Bank becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to TCB or any representation or warranty made in or pursuant to this Agreement or that results in the failure of HBI or any of its Subsidiaries to comply with any covenant, condition or agreement contained in this Agreement.

Section 5.09 Litigation and Claims. HBI will promptly notify TCB in writing of any litigation, or of any claim, controversy or contingent liability that might be expected to become the subject of litigation, against HBI or any of its Subsidiaries or affecting any of their properties, and HBI will promptly notify TCB of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the Knowledge of HBI, threatened against HBI or any of its Subsidiaries that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by HBI or any of its Subsidiaries pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 5.10 Material Adverse Changes. HBI will promptly notify TCB in writing if any change or development has occurred or, to the Knowledge of HBI, been threatened (or any development has occurred or been threatened involving a prospective change) that (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Change on HBI or any of its Subsidiaries, (b) would adversely affect, prevent or delay the obtaining of any regulatory approval for the completion of the transactions contemplated by this Agreement, or (c) would cause the conditions in Article VIII not to be satisfied.

Section 5.11 Consents and Approvals. HBI will use its commercially reasonable efforts to obtain at the earliest practicable time all consents and approvals from third parties, including those listed on Confidential Schedule 2.02(j).

Section 5.12 Environmental Investigation; Right to Terminate Agreement.

(a) TCB and its consultants, agents and representatives will have the right, to the same extent that HBI has the right, if any, but not the obligation or responsibility, to inspect any Property, including conducting asbestos surveys and sampling, environmental assessments and investigations, and other environmental surveys and analyses including soil and ground sampling (“Environmental Inspections”) at any time on or prior to the date that is forty-five (45) days after the date of this Agreement. TCB will notify HBI prior to any physical inspections of the Property, and HBI may place reasonable restrictions on the time of such inspections. If, as a result of any such Environmental Inspection, further investigation (“Secondary Investigation”) including, test borings, soil, water and other sampling is deemed desirable by TCB, TCB will (i) notify HBI of any Property for which it intends to conduct such a Secondary Investigation and the reasons for such Secondary Investigation, and (ii) commence such Secondary Investigation, on or prior to the date that is seventy-five (75) days after the date of this Agreement. TCB will give reasonable notice to HBI of such Secondary Investigations, and HBI may place reasonable time and place restrictions on such Secondary Investigations.

(b) TCB will have the right to terminate this Agreement if (i) the factual substance of any warranty or representation set forth in Section 3.19 is not true and accurate in any material respect; (ii) the results of such Environmental Inspection, Secondary Investigation or other environmental survey are disapproved by TCB because the Environmental Inspection, Secondary Investigation or other environmental survey identifies material violations or potential material violations of Environmental Laws; (iii) HBI has refused to allow TCB to conduct an Environmental Inspection or Secondary Investigation in a manner that TCB reasonably considers necessary; (iv) the Environmental Inspection, Secondary Investigation or other environmental survey identifies any past or present event, condition or circumstance that would or potentially would require remedial or cleanup action by HBI; (v) the Environmental Inspection, Secondary Investigation or other environmental survey identifies the presence of any underground or above ground storage tank in, on or under any Property that is not shown to be in compliance with all Environmental Laws applicable to the tank either now or at a future time certain, or that has had a release of petroleum or some other Hazardous Material that has not been cleaned up to the satisfaction of the relevant Governmental Entity or any other party with a legal right to compel cleanup; or (vi) the Environmental Inspection, Secondary Investigation or other environmental survey identifies the presence of any asbestos-containing material in, on or under any Property, the removal of which would result in a Material Adverse Change. On or prior to the date that is ninety (90) days after the date of this Agreement, TCB will advise HBI in writing as to whether TCB intends to terminate this Agreement in accordance with Section 9.01 because TCB disapproves of the results of the Environmental Inspection, Secondary Investigation or other environmental survey. HBI will have the opportunity to correct any objected to violations or conditions to TCB’s reasonable satisfaction prior to the date that is one hundred five (105) days after the date of this Agreement. If HBI fails to demonstrate its satisfactory correction of the violations or conditions to TCB, TCB may terminate this Agreement on or prior to the date that is one hundred five (105) days after the date of this Agreement.

(c) HBI agrees to make available to TCB and its consultants, agents and representatives all documents and other material relating to environmental conditions of any Property including the results of other Environmental Inspections and surveys. HBI also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with TCB and will be entitled to certify the same in favor of TCB and its consultants, agents and representatives and make all other data available to TCB and its consultants, agents and representatives.

Section 5.13 Benefit Plans.

(a) HBI will take, and will cause each of its Subsidiaries to take, all action necessary to terminate any Employee Plan that is a Code section 401(a) qualified retirement plan (each a “Retirement Plan”) and related trust sponsored by HBI or any of its Subsidiaries, effective no later than the date immediately before the Closing Date. HBI will provide TCB evidence or such other confirmation from HBI which TCB deems appropriate that (i) each such Retirement Plan has been terminated as set forth in this paragraph pursuant to duly authorized corporate action, and (ii) if requested by TCB, HBI has submitted to the IRS an application for determination of the tax-qualified status of any qualified plan relating to its termination. Provided TCB’s request to file an application for determination is given at least ninety (90) days prior to the Closing, such application will be filed on or before the Closing. Any costs incurred prior to the Closing related to the termination of each Retirement Plan shall be paid (including all related legal, administrative and other costs and expenses unless specifically set forth otherwise in this subsection) solely by HBI.

(b) At the direction of TCB, HBI will take, and will cause each of its Subsidiaries to take, all action necessary to terminate any Employee Plan that is an employee welfare benefit plan, as defined in ERISA § 3(1) (“Welfare Plan”), effective not later than immediately before the Closing. HBI will provide TCB evidence or such other confirmation from HBI which TCB deems appropriate that each such Welfare Plan has been terminated as set forth in this paragraph pursuant to duly authorized corporate action. Notwithstanding the foregoing, without the consent of TCB, HBI shall not take, or permit any of its Subsidiaries to take, any action to terminate any Welfare Plan that is a group medical plan.

Section 5.14 Termination of Contracts. Each of HBI and the Bank will use its commercially reasonable efforts, including, but not limited to, notifying appropriate parties and negotiating in good faith a reasonable settlement, to ensure that its current data processing/technology contracts and other contracts listed on Confidential Schedule 5.14(a) will, if the Merger occurs, be terminated after the consummation of the Merger on a date and on terms agreed upon by TCB’s written consent. Such notice and actions by HBI and the Bank will be in accordance with the terms of such data processing or technology contracts.

Section 5.15 Conforming Accounting Adjustments. HBI and each of its Subsidiaries shall, if requested by TCB, consistent with GAAP, immediately prior to Closing, make such accounting entries as TCB may reasonably request in order to conform the accounting records of HBI and each of its Subsidiaries to the accounting policies and practices of TCB; provided, however, that no such adjustment shall (a) constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement (except to the extent that a certain representation, warranty, covenant or other provision is breached and thus, requires the adjustment), (b) require any prior filing with any governmental agency or regulatory authority, (c) violate any Law, rule or regulation applicable to HBI or any of its Subsidiaries, or (d) be an acknowledgment by HBI or any of its Subsidiaries (i) of any adverse circumstances for purposes of determining whether the conditions to TCB’s obligations under this Agreement have been satisfied, or (ii) that such adjustment is required for purposes of determining satisfaction of the condition to TCB’s obligations under this Agreement set forth in Section 8.07.

Section 5.16 Tail D&O Policy. On or prior to the Closing Date, HBI will obtain an extended reporting period (otherwise known as “Tail Coverage”) policy, with terms and coverage reasonable for such policies, covering directors and officers of HBI and the Bank for a period of not less than three (3) years from the Closing Date.

Section 5.17 Regulatory and Other Approvals. HBI, at its own expense, will promptly file or cause to be filed applications for all regulatory approvals required to be obtained by HBI in connection with this Agreement and the other agreements contemplated hereby. HBI will promptly furnish TCB with copies of all such regulatory filings and all correspondence for which confidential treatment has not been requested. HBI will use its commercially reasonable efforts to obtain all such regulatory approvals and any other approvals from third parties at the earliest practicable time.

Section 5.18 Tax Matters.

(a) All transfer, documentary, sales, use, stamp, registration and other such Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement, if any, shall be paid by the party liable for such Tax under Law when due, and such party will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the other party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(b) HBI and its Subsidiaries shall comply with the recordkeeping and information reporting requirements imposed on them, including but not limited to those set forth in Treasury Regulation Section 1.368-3.

(c) HBI and its Subsidiaries further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(d) HBI and its Subsidiaries will not take any action or omit to take any action that would prevent or impede the Integrated Mergers taken together from qualifying as a reorganization described in Section 368(a) of the Code or satisfying the “continuity of business enterprise” requirement for a “reorganization” as provided in Treasury Regulation Section 1.368-1(d). HBI will comply, to the extent reasonably expected to be necessary to cause the Integrated Mergers taken together to qualify as a reorganization under the provisions of Section 368(a) of the Code, with all representations, warranties, and covenants contained in the HBI Tax Certificate.

(e) In the event of any audit of HBI’s or its Subsidiaries’ federal or state Tax Returns (i) prior to the consummation of the Integrated Mergers, TCB and HBI shall cooperate regarding any such audit and HBI shall not settle the same without the consent of TCB, which consent will not be unreasonably withheld; and (ii) after the Effective Time, TCB may settle any such audit in any matter that it determines is appropriate and shall pay all amounts due with respect to any such settlement.

Section 5.19 Tax-free Reorganization. Officers of HBI and its Subsidiaries shall execute and deliver to Norton Rose Fulbright US LLP certificates (the “HBI Certificate”) containing appropriate representations and covenants, reasonably satisfactory in form and substance to such counsel, at such time or times as may be reasonably requested by such counsel, including the Closing Date, in connection with such counsel’s deliveries of an opinion with respect to the Tax treatment of the Integrated Mergers pursuant to Section 8.18, and HBI shall also provide such other information as reasonably requested by such counsel for purposes of rendering the opinions described in Section 8.18.

Section 5.20 Disclosure Schedules. At least ten (10) days prior to the Closing, HBI agrees to provide TCB with supplemental disclosure schedules to be delivered by HBI pursuant to this Agreement reflecting any material changes thereto between the date of this Agreement and the Closing Date. Delivery of such supplemental disclosure schedules shall not cure a breach or modify a representation or warranty of this Agreement.

Section 5.21 Transition.

(a) The senior officers of HBI and the Bank agree to meet with senior officers of TCB as reasonably requested by TCB to review the financial and operational affairs of the Bank, and to the extent permitted by applicable Law, each of HBI and the Bank agrees to give due consideration to TCB’s input on such matters, consistent with this Section 5.21, with the understanding that TCB shall in no event be permitted to exercise control of HBI or the Bank prior to the Effective Time and, except as specifically provided under this Agreement, HBI and the Bank shall have no obligation to act in accordance with TCB’s input. Commencing after the date hereof and to the extent permitted by applicable Law, TCB, HBI and the Bank shall use their commercially reasonable efforts to plan the integration of HBI and the Bank with the businesses of TCB and its Affiliates to be effective as much as practicable as of the Closing Date; provided, however, that in no event shall TCB or its Affiliates be entitled to control HBI or the Bank prior to the Effective Time. Without limiting the generality of the foregoing, from the date hereof through the Effective Time and consistent with the performance of their day-to-day operations and the continuous operation of HBI and the Bank in the ordinary course of business, HBI’s and the Bank’s employees and officers shall use their commercially reasonable efforts to provide support, including support from HBI’s and the Bank’s outside contractors, and to assist TCB in performing all tasks, including, without limitation, equipment installation, reasonably required to result in a successful integration at the Closing. TCB shall provide such assistance of its personnel as HBI and the Bank shall request to permit HBI and the Bank to comply with their obligations under this Section 5.21.

(b) From and after the date hereof, each of HBI and the Bank shall use its commercially reasonable efforts, and shall use its commercially reasonable efforts to cause its agents to, permit TCB to take all reasonable actions that TCB deems necessary or appropriate, and to cooperate and to use its commercially reasonable efforts to cause its agents to cooperate in the taking of such actions, to enable TCB, after the Closing, to satisfy the applicable obligations under §§302, 404 and 906 of the Sarbanes-Oxley Act of 2002 (the “SOA”) and the other requirements of the SOA with respect to HBI and the Bank, including establishing and maintaining adequate disclosure controls and procedures and internal controls over financial reporting as such terms are defined in the SOA.

Section 5.22 Voting Agreement. Simultaneously with the execution of this Agreement, each of the executive officers and directors of HBI and the shareholders named on the signature pages thereto shall have executed and delivered to TCB the Voting Agreement in the form attached hereto as Exhibit “B”, and HBI acknowledges that pursuant to such agreement the directors of HBI have agreed that they will vote the shares of HBI Stock owned by them in favor of this Agreement and the transactions contemplated hereby and thereby, subject to required regulatory approvals.

Section 5.23 Director Support Agreements. Simultaneously with the execution of this Agreement, each of the directors of HBI set forth on Confidential Schedule 5.23 shall have executed and delivered to TCB a Director Support Agreement with TCB (each a “Director Support Agreement”) in the form attached hereto as Exhibit “C”.

Section 5.24 Employment Agreements. HBI will use its commercially reasonable efforts to cause the persons set forth on Confidential Schedule 5.24 to execute and deliver to TCB within fourteen (14) days of the date hereof an employment agreement in substantially the form attached hereto as Exhibit “D” (the “Employment Agreements”) regarding such officers’ employment with the Bank following the consummation of the Merger.

Section 5.25 Execution of Releases. HBI shall take such action as it is required to, and shall use commercially reasonable efforts to cause the other persons set forth on Confidential Schedule 8.06 to take such action as they are required to, in order to execute the releases as described in Section 8.06.

Section 5.26 No Solicitation. So long as this Agreement is in effect, neither HBI, the Bank nor any of their respective directors or officers shall (i) initiate, solicit, encourage or otherwise facilitate any inquiries, provide any information to or negotiate with any other party any proposal or offer that constitutes, or may reasonably be expected to lead to an Acquisition Proposal, or (ii) enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal, or (iii) agree to, approve, recommend, or endorse any Acquisition Proposal, or authorize or permit any of its or their directors or officers to take any such action and HBI or the Bank shall notify TCB orally (within one (1) Business Day) and in writing (as promptly as practicable) of any such inquiries and proposals received by HBI or the Bank or any of its respective directors or officers, relating to any of such matters.

ARTICLE VI

COVENANTS OF TCB

Section 6.01 Commercially Reasonable Efforts. TCB shall use its commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

Section 6.02 Regulatory Filings.

(a) TCB, at its own expense, with the cooperation of HBI and the Bank, at their own expense, shall promptly file or cause to be filed applications for all regulatory approvals required to be obtained by TCB in connection with this Agreement and the transactions contemplated hereby, including but not limited to the necessary applications for the prior approval of the Merger by the Federal Reserve and the OCC. TCB will promptly provide HBI with copies of all such regulatory filings and all correspondence with regulatory authorities in connection with the Merger for which confidential treatment has not been requested.

(b) TCB shall timely file all documents required to obtain all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, shall pay all expenses incident thereto and shall use its commercially reasonable efforts to obtain such permits and approvals on a timely basis.

(c) TCB shall keep HBI reasonably informed as to the status of such applications and filings and shall notify it promptly of any developments that reasonably could significantly delay the completion of the Merger.

Section 6.03 Untrue Representations. TCB shall promptly notify HBI in writing if TCB becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to HBI or any representation or warranty made in or pursuant to this Agreement or that results in the failure of TCB to comply with any covenant, condition or agreement contained in this Agreement.

Section 6.04 Litigation and Claims. TCB shall promptly notify HBI of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the Knowledge of TCB, threatened against TCB or any Subsidiary of TCB that questions or might question the validity of this Agreement or the agreements contemplated hereby, or any actions taken or to be taken by TCB or any Subsidiary of TCB pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 6.05 Material Adverse Changes. TCB shall promptly notify HBI in writing if any change or development shall have occurred or, to the Knowledge of TCB, been threatened (or any development shall have occurred or been threatened involving a prospective change) that (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Change on TCB, (b) would adversely affect, prevent or delay the obtaining of any regulatory approval for the consummation of the transactions contemplated by this Agreement, or (c) would cause the conditions in Article VII not to be satisfied.

Section 6.06 Consents and Approvals. TCB shall use its commercially reasonable efforts to obtain at the earliest practicable time all consents and approvals from third parties, including those listed on Confidential Schedule 2.03(g) necessary to consummate the transactions contemplated by this Agreement at the earliest practicable time.

Section 6.07 Employee Matters. TCB shall, with respect to each employee of HBI and the Bank at the Effective Time who continues in employment with TCB or its Subsidiaries (each a “Continued Employee”), provide the benefits described in this Section 6.07. Subject to the right of subsequent amendment, modification, replacement or termination in the sole discretion of TCB, each Continued Employee shall be entitled, as an employee of TCB or its Subsidiaries, to participate in the employee benefit plans of TCB as set forth in Confidential Schedule 6.07 hereto in effect as of the date of this Agreement, if such Continued Employee shall be eligible and, if required, selected for participation therein under the terms thereof and makes any required contributions. All such participation shall be subject to such terms of such plans as may be in effect from time to time and this Section 6.07 is not intended to give any Continued Employee any rights or privileges superior to those of other similarly situated employees of TCB or its Subsidiaries. The provisions of this Section 6.07 shall not be deemed or construed so as to provide duplication of similar benefits but, subject to that qualification, TCB shall, for purposes of vesting and any age or period of service requirements for commencement of participation with respect to any employee benefit plans in which a Continued Employee may participate (excluding any defined benefit pension plan), credit each Continued Employee with his or her term of service with HBI or the Bank to the extent such service was recognized under the analogous HBI Employee Plan.

Section 6.08 Conduct of Business in the Ordinary Course. Except as specifically provided for in this Agreement, TCB shall conduct its business in the ordinary course as heretofore conducted. For purposes of this Section 6.08, the ordinary course of business shall consist of the banking and related business as presently conducted by TCB and its Subsidiaries, and engaging in acquisitions and assisting in the management of its Subsidiaries.

Section 6.09 Disclosure Schedules. At least ten (10) days prior to the Closing, TCB agrees to provide HBI with supplemental disclosure schedules to be delivered by TCB pursuant to this Agreement reflecting any material changes thereto between the date of this Agreement and the Closing Date. Delivery of such supplemental disclosure schedules shall not cure a breach or modify a representation or warranty of this Agreement.

Section 6.10 No Control of Other Party’s Business. Nothing contained in this Agreement (including Sections 5.04, 5.05 and 5.06) shall give TCB, directly or indirectly, the right to control or direct the operations of HBI prior to the Effective Time or shall give HBI, directly or indirectly, the right to control or direct the operations of TCB. Prior to the Effective Time, (a) each of HBI and TCB shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations, (b) HBI shall not be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust Laws, and (c) HBI shall not be required to agree to any material obligation that is not contingent upon the consummation of the Merger.

Section 6.11 Indemnification.

(a) For a three (3) year period after the Effective Time, and subject to the limitations contained in applicable Federal Reserve, TDSML and FDIC regulations and to any limitations contained in the HBI Constituent Documents, TCB will indemnify, defend and hold harmless each present director and officer of HBI or the Bank, determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the Effective Time, whether asserted or claimed before, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was acting in his or her capacity as a director or officer of the HBI or the Bank to the fullest extent that the Indemnified Party would be entitled under the HBI Constituent Documents, as applicable, in each case as in effect on the date hereof and to the extent permitted by applicable Law.

(b) Any Indemnified Party wishing to claim indemnification under this Section 6.12, upon learning of any such claim, action, suit, proceeding or investigation, is to promptly notify TCB, but the failure to so notify will not relieve TCB of any liability it may have to the Indemnified Party to the extent such failure does not prejudice TCB. In any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) TCB will have the right to assume the defense thereof and TCB will not be liable to an Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by an Indemnified Party in connection with the defense thereof, except that if TCB elects not to assume such defense or counsel for the Indemnified Party is of the opinion that there are issues which raise conflicts of interest between TCB and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to TCB, and TCB will pay the reasonable fees and expenses of such counsel for the Indemnified Party (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Party will cooperate in the defense of any such matter, (iii) TCB will not be liable for any settlement effected without its prior written consent, and (iv) TCB will have no obligation hereunder if indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws and regulations.

Section 6.12 Tax Matters. Following the Closing:

(a) TCB shall prepare, or cause to be prepared, and file, or caused to be filed, all Tax Returns for HBI that are to be filed after the Closing and shall pay all Taxes with respect to such Tax Returns.

(b) TCB and its counsel shall control any audit of HBI’s federal or state Tax Returns for any taxable period whether before or after the Closing Date, and TCB may settle any such audit in any matter that it determines is appropriate and shall pay all amounts due with respect to any such settlement.

(c) TCB shall comply with the recordkeeping and information reporting requirements set forth in Treasury Regulation Section 1.368-3.

(d) TCB will not take any action or omit to take any action that would prevent or impede the Integrated Mergers taken together from qualifying as a reorganization described in Section 368(a) of the Code or satisfying the “continuity of business enterprise” requirement for a “reorganization” as provided in Treasury Regulation Section 1.368-1(d). TCB will comply, to the extent reasonably expected to be necessary to cause the Integrated Mergers taken together to qualify as a reorganization under the provisions of Section 368(a) of the Code, with all representations, warranties, and covenants contained in the TCB Certificate.

Section 6.13 Appointment of Directors. TCB agrees, at the Effective Time, to (i) increase by two the number of positions on the TCB board of directors, and (ii) cause the two director nominees designated by HBI and reasonably acceptable to TCB set forth on Confidential Schedule 6.13 to fill such vacancies, provided that each such director nominee must be a member of the HBI board of directors immediately prior to the Effective Time and must be willing and eligible to serve as a director of TCB. TCB further agrees that it will cause Third Coast Bank to (i) increase by three the number of positions on the Third Coast Bank board of directors and (ii) cause the three director nominees designated by HBI and reasonably acceptable to TCB set forth on Confidential Schedule 6.13 to fill such vacancies, provided that each director nominee must be a member of the Bank board of directors immediately prior to the Effective Time and must be willing and eligible to serve as a director of Third Coast Bank.

Section 6.14 Tax-free Reorganization. Officers of TCB and Merger Sub shall execute and deliver to Norton Rose Fulbright US LLP certificates (the “TCB Certificate”) containing appropriate representations and covenants, reasonably satisfactory in form and substance to such counsel, at such time or times as may be reasonably requested by such counsel, including the Closing Date, in connection with such counsel’s delivery of an opinion with respect to the Tax treatment of the Integrated Mergers pursuant to Section 8.18, and TCB shall also provide such other information as reasonably requested by such counsel for purposes of rendering the opinions described in Section 8.18.

ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF HBI

The obligations of HBI under this Agreement are subject to the satisfaction, prior to or at the Closing, of each of the following conditions, which may be waived in whole or in part by HBI:

Section 7.01 Representations and Warranties. (i) Each of the representations and warranties of the TCB set forth in Sections 4.01, 4.02, and 4.03 (other than inaccuracies that are de minimis in amount and effect) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), and (ii) each of the other representations and warranties made by TCB in this Agreement or in any document or schedule delivered to HBI in connection with this Agreement shall be true and correct in all material respects (except to the extent such representations and warranties are qualified by their terms by reference to “material,” “materiality,” “in all material respects,” “Material Adverse Change,” or the like, in which case such representations and warranties as so qualified are true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made as of Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date); provided, however, that for purposes of clause (ii) of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Change set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Change on TCB or the Surviving Corporation.

Section 7.02 Performance of Obligations. TCB and Merger Sub have, or have caused to be, performed or observed, in all material respects, all obligations and agreements required to be performed or observed by TCB and Merger Sub under this Agreement on or prior to the Closing Date.

Section 7.03 Shareholder Approvals. Each of this Agreement and the Merger having been approved by the requisite vote of the holders of the outstanding shares of HBI Stock as and to the extent required by the TBOC and the HBI Constituent Documents (the “Requisite HBI Vote”).

Section 7.04 Government and Other Approvals. HBI and TCB having received approvals, acquiescences or consents of the transactions contemplated by this Agreement from all necessary Governmental Entities and from the third parties listed on Confidential Schedules 2.02(j) and 2.03(g), respectively, and all applicable waiting periods having expired. Further, the approvals and the transactions contemplated hereby not having been contested or threatened to be contested by any federal or state Governmental Entity or by any other third party by formal proceedings.

Section 7.05 No Litigation. No action having been taken, and no statute, rule, regulation or Order being promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any federal, state or foreign government or Governmental Entity or by any court, including the entry of a preliminary or permanent injunction, which, if successful, would (a) make this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (b) impose material limits on the ability of any party to this Agreement to complete this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (c) if this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby are completed, subject HBI or any officer, director, shareholder or employee of HBI to criminal or civil liability. Further, no action or proceeding before any court or Governmental Entity, by any government or Governmental Entity or by any other Person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (c) above.

Section 7.06 Delivery of Closing Documents. HBI shall have received all documents required to be received from TCB on or prior to the Closing Date as set forth in Section 2.03 hereof, all in form and substance reasonably satisfactory to HBI.

Section 7.07 No Material Adverse Change. There having been no Material Adverse Change with respect to TCB since the date of this Agreement.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF TCB AND MERGER SUB

All obligations of TCB and Merger Sub under this Agreement are subject to the satisfaction, prior to or at the Closing, of each of the following conditions, which may be waived in whole or in part by such parties.

Section 8.01 Representations and Warranties. (i) Each of the representations and warranties of the HBI set forth in Sections 3.01, 3.02, 3.03 (other than inaccuracies that are de minimis in amount and effect) and 3.14 and 3.41 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), and (ii) each of the other representations and warranties made by HBI in this Agreement or in any document or schedule delivered to TCB in connection with this Agreement shall be true and correct in all material respects (except to the extent such representations and warranties are qualified by their terms by reference to “material,” “materiality,” “in all material respects,” “Material Adverse Change,” or the like, in which case such representations and warranties as so qualified are true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made as of Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date); provided, however, that for purposes of clause (ii) of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Change set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Change on HBI or the Surviving Corporation.

Section 8.02 Performance of Obligations. HBI has, or has caused to be, performed or observed, in all material respects, all obligations and agreements required to be performed or observed by HBI under this Agreement on or prior to the Closing Date.

Section 8.03 Shareholder Approval. Each of this Agreement and the Merger having been approved by the Requisite HBI Vote.

Section 8.04 Government and Other Approvals. HBI and TCB having received approvals, acquiescences or consents of the transactions contemplated by this Agreement from all necessary Governmental Entities and from the third parties listed on Confidential Schedules 2.02(j) and 2.03(g), respectively, and all applicable waiting periods having expired. Further, the approvals and the transactions contemplated hereby not having been contested or threatened to be contested by any federal or state Governmental Entity or by any other third party by formal proceedings.

Section 8.05 No Litigation. No action having been taken, and no statute, rule, regulation or Order being promulgated, enacted, entered, enforced or deemed applicable to this Agreement or the transactions contemplated hereby by any federal, state or foreign government or Governmental Entity or by any court, including the entry of a preliminary or permanent injunction, which, if successful, would (a) make this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby illegal, invalid or unenforceable, (b) require the divestiture of a material portion of the assets of TCB or its Subsidiaries, (c) impose material limits on the ability of any party to this Agreement to complete this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (d) if this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby are completed, subject TCB or any officer, director, shareholder or employee of TCB to criminal or civil liability. Further, no action or proceeding before any court or Governmental Entity, by any government or Governmental Entity or by any other Person is threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (d) above.

Section 8.06 Releases. TCB having received from each of the directors of HBI an instrument dated as of the Closing Date releasing HBI, its Subsidiaries and each of its Affiliates, successors and assigns, from any and all claims of such directors (except to certain matters described therein), the form of which is attached as Exhibit “E”. Further, TCB having received from each of the executive officers of HBI, as listed on Confidential Schedule 8.06, an instrument dated as of the Closing Date releasing HBI, its Subsidiaries and each of its Affiliates, successors and assigns, from any and all claims of such executive officers (except as to certain matters described therein), the form of which is attached as Exhibit “F”.

Section 8.07 No Material Adverse Change. There will have been no Material Adverse Change with respect to HBI since the date of this Agreement.

Section 8.08 Termination of Employee Plans. TCB having received evidence reasonably satisfactory to TCB that, as of the Effective Time, all Employee Plans of HBI (other than such plans TCB elects not to terminate) have been terminated in accordance with the terms of such Employee Plans of HBI, the Code, ERISA and all other applicable Laws on a basis satisfactory to TCB in its reasonable discretion and that, to the extent required by the Employee Plans or applicable Law, affected participants have been notified of such terminations and/or integrations.

Section 8.09 Voting Agreements. Each of the Voting Agreements shall be in full force and effect and the shareholder that is party thereto shall not be in material breach of such Voting Agreement.

Section 8.10 Director Support Agreements. Each of the Director Support Agreements shall be in full force and effect and the director that is party thereto shall not be in material breach of such Director Support Agreements.

Section 8.11 Employment Agreements. Each of the Employment Agreements with the persons set forth on Confidential Schedule 5.24 shall have been delivered to TCB by the fourteenth (14th) day after the date hereof, and each of the Employment Agreements shall be in full force and effect and the officer that is party thereto shall not be in material breach of such Employment Agreement.

Section 8.12 Dissenting Shareholders. Holders of not more than 5% of the outstanding shares of HBI Stock having demanded or be entitled to demand payment of the fair value of their shares as dissenting shareholders under applicable provisions of the TBOC.

Section 8.13 Delivery of Closing Documents. TCB shall have received all documents required to be received from HBI on or prior to the Closing Date as set forth in Section 2.02 hereof, all in form and substance reasonably satisfactory to TCB.

Section 8.14 FIRPTA Certificate. HBI shall have delivered to TCB (i) a notice to the IRS conforming to the requirements of Treasury Regulation Section 1.897-2(h)(2), in form and substance satisfactory to TCB, dated as of the Closing Date and executed by HBI, and (ii) a Statement of Non-U.S. Real Property Holding Corporation Status Pursuant to Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h) and Certification of Non-Foreign Status, in form and substance satisfactory to TCB, dated as of the Closing Date and executed by HBI.

Section 8.15 Exemption from Registration. The offering and issuance of the shares of TCB Stock to be issued to shareholders of HBI in the Merger shall, in the reasonable judgment of TCB, be exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder and/or the applicable provisions of the Texas Securities Act.

Section 8.16 Accredited Investors. As of the Closing Date, TCB shall have received a sufficient number of Accredited Investor Questionnaires to determine that thirty-five (35) or less holders of HBI Stock are not an Accredited Investor.

Section 8.17 Aggregate Cash Consideration. The aggregate amount of the Cash Consideration to be paid to holders of HBI Stock shall not exceed $500,000.

Section 8.18 Federal Tax Opinion. TCB shall have received an opinion of Norton Rose Fulbright US LLP, in form and substance reasonably satisfactory to TCB, dated as of the Closing Date, and based on facts, representations and assumptions described in such opinion, to the effect that the Integrated Mergers will together be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Norton Rose Fulbright US LLP may require and rely upon and may incorporate by reference representations and covenants, including those contained in HBI Certificate and TCB Certificate referred to in Section 5.19 and Section 6.14, respectively, and such other information reasonably requested by and provided to it by HBI or TCB for purposes of rendering such opinion.

ARTICLE IX

TERMINATION

Section 9.01 Right of Termination. This Agreement and the transactions contemplated hereby may be terminated at any time, notwithstanding the approval thereof by the shareholders of HBI, prior to or at the Closing as follows, and in no other manner:

(a) By the mutual written consent of TCB and HBI, duly authorized by the board of directors of each of TCB and HBI.

(b) By either HBI or TCB (as long as the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained herein) if the conditions precedent to such parties’ obligations to close specified in Article VII and Article VIII, respectively, hereof have not been met or waived by May 31, 2020, or such later date as has been approved by the parties hereto.

(c) By either TCB or HBI if any of the transactions contemplated by this Agreement are disapproved by any Regulatory Agency whose approval is required to complete such transactions or if any court of competent jurisdiction in the United States or other federal or state Governmental Entity has issued an Order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting this Agreement or the transactions contemplated hereby and such disapproval, Order, decree, ruling or other action is final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 9.01(c) shall have used its commercially reasonable efforts to contest, appeal and remove such Order, decree, ruling or other action.

(d) By either TCB or HBI if it reasonably determines, in good faith and after consulting with counsel, there is substantial likelihood that any necessary regulatory approval will not be obtained or will be obtained only upon a condition or conditions that could reasonably be expected to be materially burdensome on, or materially impair the anticipated benefits of the Merger to, TCB and its Subsidiaries and Affiliates, taken as a whole.

(e) by either TCB or HBI if there has been any Material Adverse Change with respect to the other party;

(f) by TCB, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true and correct) set forth in this Agreement on the part of HBI or any other agreement contemplated hereby, which breach or failure to be true and correct, either individually or in the aggregate with all other breaches (or failures of such representations and warranties to be true and correct), would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.01 or Section 8.02, as the case may be; provided, that the right to terminate this

Agreement under this Section 9.01(f) shall not be available to TCB if it or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. If TCB desires to terminate this Agreement because of an alleged breach or failure to be true and correct as provided in this Section 9.01(f), then it must notify HBI in writing of its intent to terminate stating the reason therefor. HBI shall have thirty (30) days from the receipt of such notice to cure the alleged breach or failure to be true and correct, if the breach or failure to be true and correct is capable of being cured;

(g) by HBI, if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true and correct) set forth in this Agreement on the part of TCB or Merger Sub or any other agreement contemplated hereby, which breach or failure to be true and correct, either individually or in the aggregate with all other breaches (or failures of such representations and warranties to be true and correct), would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.01 or Section 7.02, as the case may be; provided, that the right to terminate this Agreement under this Section 9.01(g) shall not be available to HBI if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. If HBI desires to terminate this Agreement because of an alleged breach or failure to be true and correct as provided in this Section 9.01(g), then it must notify TCB in writing of its intent to terminate stating the reason therefor. TCB shall have thirty (30) days from the receipt of such notice to cure the alleged breach or failure to be true and correct, if the breach or failure to be true and correct is capable of being cured;

(h) By TCB or HBI, if this Agreement and the Merger are not approved by the required vote of shareholders of HBI at the Shareholders’ Meeting; provided, that HBI may only terminate this Agreement pursuant to this Section 9.01(h) if the HBI Board recommended that the shareholders of HBI vote in favor of the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby.

(i) By TCB in accordance with Section 5.12.

(j) By TCB if HBI or the Bank enter into any formal or informal administrative action with a Governmental Entity or any such action is threatened by a Governmental Entity.

(k) By TCB, if (i) HBI has mailed the Proxy Statement/PPM to its shareholders and HBI does not hold the Shareholders’ Meeting within 60 days thereafter, (ii) the HBI Board fails to recommend that the HBI shareholders vote in favor of approval of this Agreement, or (iii) the individuals that executed a Voting Agreement or a Director Support Agreement pursuant to Section 5.22 and Section 5.23, respectively, hereto have violated the terms thereof.

Section 9.02 Notice of Termination. The power of termination provided for Section 9.01 hereof may be exercised only by a notice given in writing, as provided in Section 10.08 of this Agreement.

Section 9.03 Effect of Termination. Without limiting any other relief to which either party hereto may be entitled for breach of this Agreement or fraud, if this Agreement is terminated pursuant to the provisions of Section 9.01 hereof, no party to this Agreement will have any further liability or obligation under this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.01 Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements of HBI, TCB, and Merger Sub contained in this Agreement shall terminate at the Closing, other than the covenants that by their terms are to be performed after the Effective Time, which shall survive the Closing.

Section 10.02 Expenses. Each of the parties to this Agreement is obligated to pay all of its expenses and costs (including all counsel fees and expenses) incurred by it in connection with this Agreement and the consummation of the transactions contemplated hereby.

Section 10.03 Brokerage Fees and Commissions.

(a) TCB hereby represents to HBI that, except as set forth in Confidential Schedule 10.03(a), no agent, representative or broker has represented TCB in connection with the transactions described in this Agreement. HBI will not have any responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of TCB and TCB hereby agrees to indemnify and hold HBI harmless for any amounts owed to any agent, representative or broker of TCB.

(b) HBI hereby represents to TCB that, except as set forth in Confidential Schedule 10.03(b), no agent, representative or broker has represented HBI in connection with the transactions described in this Agreement. TCB will not have any responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of HBI or any shareholder of HBI, and HBI hereby agrees to indemnify and hold TCB harmless for any amounts owed to any agent, representative or broker of HBI or any shareholder of HBI.

Section 10.04 Entire Agreement. This Agreement, the Voting Agreement, the Director Support Agreements, and the other agreements, documents, schedules and instruments signed and delivered by the parties to each other at the Closing are the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement is binding unless hereafter made in writing and signed by the party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

Section 10.05 Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. No party to this Agreement may assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any assignment made or attempted in violation of this Section is void and of no effect.

Section 10.06 Further Cooperation. The parties agree that they will, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to complete the transactions contemplated by this Agreement or to carry out and perform any undertaking made by the parties hereunder.

Section 10.07 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws, then the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the illegal, invalid or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 10.08 Notices. Any and all payments (other than payments at the Closing), notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date of this Agreement by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by U.S. mail or (except in the case of payments) by facsimile transmission or electronic mail (provided that the electronic mail is promptly confirmed by telephone and is followed up within one Business Day by dispatch pursuant to one of the other methods described herein), at the respective addresses or transmission numbers set forth below and is deemed delivered (a) in the case of personal delivery, facsimile transmission or electronic mail, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with and instructions for overnight delivery. The parties may change their respective addresses, transmission numbers and electronic mail address by written notice to all other parties, sent as provided in this Section. All communications must be in writing and addressed as follows:

IF TO HBI:

Dennis Bonnen

Chairman and Chief Executive Officer

Heritage Bancorp, Inc.

1850 Pearland Parkway

Pearland, Texas 77581

Phone: [***]

Fax: [***]

E-Mail: [***]

WITH A COPY TO:

Larry E. Temple, Esq.

400 W 15th Street, Suite 705

Austin, TX 78701

Phone: [***]

Fax: [***]

E-Mail: [***]

IF TO TCB:

Bart O. Caraway

Chairman, President and Chief Executive Officer

Third Coast Bancshares, Inc.

20202 Highway 59 North, Suite 190

Humble, Texas 77338

Fax: [***]

E-Mail: [***]

WITH A COPY TO:

Michael G. Keeley, Esq.

Norton Rose Fulbright US LLP

2200 Ross Avenue, Suite 3600

Dallas, Texas 75201

Phone: [***]

Fax: [***]

E-Mail: [***]

Section 10.09 GOVERNING LAW. THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW. VENUE FOR ANY CAUSE OF ACTION BETWEEN THE PARTIES TO THIS AGREEMENT WILL LIE IN HARRIS COUNTY, TEXAS.

Section 10.10 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11 Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement. A facsimile or electronic scan in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

Section 10.12 Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this section:

“Accredited Investor” shall have the meaning set forth in Section 3.42(a).

“Accredited Investor Questionnaire” shall have the meaning set forth in Section 5.02(e).

“Acquisition Proposal” means any of the following: (a) a merger, consolidation, or any similar transaction of any entity with HBI or any Subsidiary of HBI, (b) a purchase, lease or other acquisition of all or substantially all the assets of HBI or any Subsidiary of HBI, (c) a purchase or other acquisition of “beneficial ownership” by any “person” or “group” (as such terms are defined in Section 13(d)(3) of Exchange Act) (including by way of merger, consolidation, share exchange, or otherwise) that would cause such person or group to become the beneficial owner of any securities of HBI or any Subsidiary of HBI after the date of this Agreement, (d) a tender or exchange offer to acquire any securities of HBI or any Subsidiary of HBI, (e) a public proxy or consent solicitation made to the shareholders of HBI or any Subsidiary of HBI seeking proxies in opposition to any proposal relating to any of the transactions contemplated by this Agreement, or (f) the making of a bona fide offer or proposal to the board of directors or shareholders of HBI or any Subsidiary of HBI to engage in one or more of the transactions referenced in clauses (a) through (e) above.

“Affiliate” means, with respect to any Person or entity, any Person or entity that, directly or indirectly, controls, is controlled by, or is under common control with, such Person or entity in question. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person or entity, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Bank” has the meaning set forth in the Recitals.

“Bank Call Reports” shall have the meaning set forth in Section 3.05(b).

“Bank Merger” shall have the meaning set forth in Recitals.

“Bank Merger Agreement” shall have the meaning set forth in the Section 1.12.

“Bank Stock” shall have the meaning set forth in Section 3.03(b).

“Bankruptcy Exception” means, in respect of any agreement, contract, commitment or obligation, any limitation thereon imposed by any bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or similar Law affecting creditors’ rights and remedies generally and, with respect to the enforceability of any agreement, contract, commitment or obligation, by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at Law or in equity.

“BHCA” has the meaning set forth in the preamble.

“Business Day” means a day that the Bank is open to the public for the conduct of banking business.

“Call Report” means Consolidated Reports of Condition and Income.

“Cancelled Shares” shall have the meaning set forth in Section 1.05(e).

“Certificate” shall have the meaning set forth in Section 1.06(c).

“Certificate of Merger” shall have the meaning set forth in Section 2.01(b).

“Closing” shall have the meaning set forth in Section 2.01(a).

“Closing Date” shall have the meaning set forth in Section 2.01(a).

“Code” shall have the meaning set forth in the Recitals.

“Continued Employee” shall have the meaning set forth in Section 6.07.

“Controlled Group Plans” shall have the meaning set forth in Section 3.28(g).

“Converted Stock Option” shall have the meaning set forth in Section 1.11.

“CRA” shall have the meaning set forth in Section 3.32.

“Director Support Agreement” shall have the meaning set forth in Section 5.23.

“Dissenting Shares” shall have the meaning set forth in Section 1.09.

“Dodd-Frank Act” shall have the meaning set forth in Section 3.36.

“Effective Time” shall have the meaning set forth in Section 2.01(b).

“Employee Plans” shall have the meaning set forth in Section 3.28(a).

“Environmental Inspections” shall have the meaning set forth in Section 5.12(a).

“Environmental Laws” means the common law and all federal, state, local and foreign Laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, now or hereafter in effect, relating to pollution or protection of public or employee health or safety or the environment, including Laws relating to (i) emissions, discharges, releases or threatened releases of Hazardous Materials, into the environment (including ambient air, indoor air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials, (iii) underground and above ground storage tanks, and related piping, and emissions, discharges, releases or threatened releases therefrom, and (iv) the conservation of open space, ecosystems, wetlands or water of the United States or a state, and (v) the preservation of cultural or historic structures or artifacts.

“ERISA” shall have the meaning set forth in Section 3.28(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 1.06(a).

“Exchange Fund” shall have the meaning set forth in Section 1.06(b).

“Exchange Ratio” shall have the meaning set forth in Section 1.05(b).

“FDIA” shall have the meaning set forth in Section 2.02(e).

“FDIC” shall have the meaning set forth in Section 2.02(e).

“Federal Reserve” shall have the meaning set forth in Section 3.01(b).

“GAAP” shall have the meaning set forth in Section 3.05(a).

“Governmental Entity” means any court, arbitrator, administrative agency or commission, board, bureau or other governmental or Regulatory Agency or instrumentality.

“Hazardous Material” means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including, among others, asbestos, lead-based paint, urea-formaldehyde, petroleum, crude oil or any fraction thereof or any petroleum product.

“HBI” shall have the meaning set forth in the preamble.

“HBI Board” shall have the meaning set forth in the Recitals.

“HBI Constituent Documents” shall have the meaning set forth in Section 3.04(a).

“HBI Financial Statements” shall have the meaning set forth in Section 3.05(a).

“HBI Option” shall have the meaning set forth in Section 3.10(c).

“HBI Stock” shall have the meaning set forth in Section 1.05(b).

“HBI Stock Plans” shall have the meaning set forth in Section 3.10(c).

“Indemnified Parties” shall have the meaning set forth in Section 6.11(a).

“Integrated Mergers” shall have the meaning set forth in the Recitals.

“IRS” shall have the meaning set forth in Section 3.12(n).

A person has “Knowledge” of, or acts “Knowingly” with respect to, a particular fact or other matter if any individual who is presently serving as a director or “executive officer” (as such term is defined of 12 C.F.R. Part 215 (Regulation O)) of that person is actually aware of such fact or other matter or should be aware of such fact or other matter based on such individual’s position with that person.

“Law” shall mean any federal or state constitution, statute, regulation, rule, or common law applicable to a Person.

“Leases” shall have the meaning set forth in Section 3.11(a)(i).

“Letter of Transmittal” shall have the meaning set forth in Section 1.06(c).

“Lien(s)” means any mortgage, security interest, pledge, charges, encumbrance or lien (statutory or otherwise).

“Listed Contracts” shall have the meaning set forth in Section 3.11(a).

“Material Adverse Change” with respect to any party means any material adverse change in the business, results of operations, condition (financial or otherwise), assets, properties, liabilities (absolute, accrued, contingent or otherwise) or reserves, taken as a whole, of such party has occurred, but excluding any change with respect to, or effect on, such party resulting from: (i) any changes in Laws or interpretations thereof that are generally applicable to the banking or savings industries; (ii) changes in GAAP or RAP that are generally applicable to the banking or savings industries; (iii) expenses incurred in connection with the transactions contemplated by this Agreement; (iv) changes in global, national or regional political conditions or general economic or market conditions in the United States or the State of Texas, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry; (v) general changes in the credit markets or general downgrades in the credit markets; (vi) actions or omissions of a party taken as required by this Agreement or with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated by this Agreement; or (vii) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; provided, that with respect to clause (i) through (vii), such party is not affected to a greater extent than other Persons, bank holding companies or insured depository institutions in the industry in which such party operates.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 1.05(b).

“Merger Sub” shall have the meaning set forth in the preamble.

“Merger Sub Stock” shall have the meaning set forth in Section 1.05(f).

“Non-Qualified Shareholder” means a record holder of HBI Stock immediately prior to the Effective Time who is not Qualified Shareholder.

“Nonqualified Deferred Compensation Plan” shall have the meaning set forth in Section 3.28(k).

“Order” shall mean any award, decision, decree, injunction, judgment, order, ruling, or verdict entered, issued, made or rendered by any court, administrative agency or any other Governmental Entity.

“Permitted Encumbrances” shall mean only (i) Liens for Taxes not yet due and payable and that do not constitute penalties, (ii) Liens for Taxes being contested in good faith by appropriate proceedings, (iii) statutory Liens of landlords, (iv) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent, (v) zoning, building, or other restrictions, variances, covenants, rights of way, rights of subtenants, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by the Bank, or have a material detrimental effect on the value thereof or its present use.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Property” or “Properties” shall include all real property currently owned or leased by the Bank, including properties that the Bank has foreclosed on as well as the premises and all improvements and fixtures thereon of the Bank.

“Proprietary Rights” shall have the meaning set forth in Section 3.15.

“Proxy Statement/PPM” shall have the meaning set forth in Section 5.02(d).

“Qualified Shareholder” means a record holder of HBI Stock immediately prior to the Effective Time (A) who delivers, in accordance with the instructions set forth therein, to HBI a properly completed and executed Accredited Investor Questionnaire indicating that such shareholder is an Accredited Investor and about whom TCB reasonably believes is an Accredited Investor, or (B) who TCB otherwise determines is eligible to receive the Stock Consideration pursuant to an exemption from registration pursuant to Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder and/or the applicable provisions of the Texas Securities Act. The final determination of whether a holder of HBI Stock is a Qualified Shareholder shall be made in the sole discretion of TCB.

“RAP” shall have the meaning set forth in Section 3.05(b).

“Regulatory Agency” means any self-regulatory organization, the Federal Reserve, the FDIC, the TDB, the TDSML, the SEC, or any other federal or state governmental or regulatory agency or authority having or claiming jurisdiction over a party to this Agreement or the transactions contemplated hereby.

“Retirement Plan” shall have the meaning set forth in Section 5.13(a).

“Second Certificate of Merger” shall have the meaning set forth in Section 1.10.

“Second Effective Time” shall have the meaning set forth in Section 1.10.

“Second Step Merger” shall have the meaning set forth in the Recitals.

“Secondary Investigation” shall have the meaning set forth in Section 5.12(a).

“Securities Act” shall have the meaning set forth in Section 3.42.

“Shareholders’ Meeting” shall have the meaning set forth in Section 5.02(a).

“SOA” shall have the meaning set forth in Section 5.21(b).

“Stock Consideration” means 2,367,363 shares of TCB Stock.

“Subsidiary” means, when used with reference to an entity, any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity or any partnership, joint venture or other enterprise in which any entity has, directly or indirectly, a majority equity interest.

“Surviving Corporation” shall have the meaning set forth in Section 1.01.

“Tail Coverage” shall have the meaning set forth in Section 5.16.

“Tax” or “Taxes” means all (i) United States federal, state or local or non-United States taxes, assessments, charges, duties, levies, interest or other similar governmental charges of any nature, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, interest, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, charges, duties, levies, penalties and interest; (ii) any liability for the payment of any amount of a type described in clause (i) arising as a result of being or having been a member of any consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return related thereto; and (iii) any liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes required to be filed with an Governmental Entity, including any schedule or attachment thereto, and including any amendment thereof.

“TBOC” shall have the meaning set forth in Section 1.01.

“TCB” shall have the meaning set forth in the preamble.

“TCB Board” shall have the meaning set forth in the Recitals.

“TCB Constituent Documents” shall have the meaning set forth in Section 4.04(b).

“TCB Stock” shall have the meaning set forth in Section 1.05(a).

“TCPA” shall have the meaning set forth in Section 2.02(c).

“TDB” means the Texas Department of Banking.

“TDSML” means the Texas Department of Savings and Mortgage Lending.

“Third Coast Bank” shall have the meaning set forth in the Recitals.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute proposed or final Treasury Regulations.

Section 10.13 Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party will be entitled to temporary and/or permanent injunction or injunctions which a court of competent jurisdiction concludes is justified to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

Section 10.14 Attorneys’ Fees and Costs. If attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, the prevailing party is entitled to recover reasonable attorneys’ fees and costs incurred therein and determined by the court to be justified.

Section 10.15 Rules of Construction. Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender are deemed to include the other genders. Each use herein of the plural include the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. References to a Person are also to its permitted successors or assigns.

Section 10.16 Articles, Sections, Exhibits and Schedules. All articles and sections referred to herein are articles and sections, respectively, of this Agreement and all exhibits and schedules referred to herein are exhibits and schedules, respectively, attached to this Agreement. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement or any particular section. Any and all schedules, exhibits, certificates or other documents or instruments referred to herein or attached hereto are and will be incorporated herein by reference hereto as though fully set forth herein.

Section 10.17 Public Disclosure. Neither TCB nor HBI, or Affiliate or Subsidiary of the same, will make any announcement, statement, press release, acknowledgment or other public disclosure of the existence of, or reveal the terms, conditions or the status of, this Agreement or the transactions contemplated hereby without the prior written consent of the other parties to this Agreement; but TCB and HBI are permitted to make any public disclosures or governmental filings as legal counsel may deem necessary to maintain compliance with or to prevent violations of applicable Law, that may be necessary to obtain regulatory approval for the transactions contemplated hereby, or that may be necessary to enforce the obligations under this Agreement.

Section 10.18 Extension; Waiver. At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance with any of the agreements, covenants or conditions contained herein. Such action will be evidenced by a signed written notice given in the manner provided in Section 10.08. No party to this Agreement will by any act (except by a written instrument given pursuant to Section 10.08) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising any right, power or privilege hereunder by any party hereto will operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion will not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder. Any party may unilaterally waive a right which is solely applicable to it.

Section 10.19 Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by the party against which enforcement of the amendment, modification or supplement is sought.

Section 10.20 No Third Party Beneficiaries. Nothing contained in this Agreement, express or implied, is intended to confer upon any Persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers as of the date first above written.

THIRD COAST BANCSHARES, INC.

By:	/s/ Bart O. Caraway
Bart O. Caraway
Chairman, President and Chief Executive Officer

LAWMAKER MERGER SUB, INC.

By:	/s/ Bart O. Caraway
Bart O. Caraway
President

HERITAGE BANCORP, INC.

By:	/s/ Dennis Bonnen
Dennis Bonnen
Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]